Exhibit 10.76
THE ATRIUM ON BAY INC.
“VENDOR”
- and -
HINES REIT PROPERTIES, L.P., a Delaware limited partnership
By Hines Real Estate Investment Trust, Inc., a Maryland corporation, its general partner
“PURCHASER”

AGREEMENT OF PURCHASE AND SALE

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
ARTICLE 2 AGREEMENT OF PURCHASE AND SALE		9

2.1	Agreement of Purchase and Sale/Allocation of Purchase Price	9
2.2	Initial Deliveries by Vendor	9
2.3	Tenant Estoppels	11
2.4	Access to Property	11
2.5	Purchaser’s Conditions	13
2.6	Confidentiality	13
2.7	Subsequent Deliveries	14
ARTICLE 3 PURCHASE PRICE		14

3.1	Deposit	14
3.2	Method of Payment of Purchase Price	15
3.3	Adjustments	15
ARTICLE 4 CONDITIONS		22

4.1	Conditions for Vendor	22
4.2	Conditions for Purchaser	23
4.3	Non-Satisfaction of Conditions	23
4.4	Efforts to Satisfy Conditions	24
4.5	Competition Act - Pre-Merger Notification	25
4.6	OFAC	26
ARTICLE 5 CLOSING DOCUMENTS		26

5.1	Closing Arrangements	26
5.2	Vendor’s Closing Deliveries	26
5.3	Purchaser’s Closing Documents	29
5.4	Forms of Closing Documents	30
5.5	Registration and Other Costs	30
5.6	Tender: Electronic Registration	31
ARTICLE 6 REPRESENTATIONS, WARRANTIES AND COVENANTS		32

6.1	Vendor’s Representations	32
6.2	Purchaser’s Representations	35
6.3	Survival of Representations, Warranties and Certifications	36
6.4	“As-Is” Purchase	38
6.5	Bulk Sales	38
6.6	Third Party Claims	39
ARTICLE 7 OPERATION UNTIL CLOSING		40

7.1	Operation Before Closing	40
7.2	Damage Before Closing	40
7.3	Leasing and Contracts	41
7.4	Change of Circumstances	43
7.5	Assignment of Contracts	43

7.6	Trade-Marks	44
7.7	Capital Improvements	44
7.8	Employees	44
7.9	Expropriation	45
ARTICLE 8 GENERAL		46

8.1	Interpretation	46
8.2	Schedules	46
8.3	Gender and Number	46
8.4	Captions	46
8.5	Obligations as Covenants	46
8.6	Applicable Law	46
8.7	Currency	47
8.8	Invalidity	47
8.9	Amendment of Agreement	47
8.10	Time	47
8.11	Further Assurances	47
8.12	Entire Agreement	47
8.13	Waiver	48
8.14	Solicitors as Agents and Tender	48
8.15	Survival	48
8.16	Successors and Assigns	48
8.17	Assignment	48
8.18	Real Estate Commissions	49
8.19	Notice	49
8.20	Effect of Termination of Agreement	50
8.21	No Registration of Agreement	51
8.22	Counterparts	51
8.23	Planning Act	51
8.24	Remedies	51
Schedule A – Lands (1 page)
Schedule B – Purchaser’s Declaration and Indemnity re: Goods and Services Tax (1 page)
Schedule C – Estoppel Certificate (3 pages)
Schedule D – Form of Certificate re: Leases (1 page)
Schedule E – Form of Waiver Notice (1 page)
Schedule F – Permitted Encumbrances (10 pages)
Schedule G – Rent Subsidy Schedule (1 page)

THIS AGREEMENT OF PURCHASE AND SALE made as of the 22nd day of December, 2006.
BETWEEN:
THE ATRIUM ON BAY INC.
(hereinafter referred to as the “Vendor”)
OF THE FIRST PART,
-and -
HINES REIT PROPERTIES, L.P.,
a Delaware limited partnership
By  Hines Real Estate Investment Trust, Inc., a Maryland
corporation, its general partner
(hereinafter referred to as the “Purchaser”)
OF THE SECOND PART.
     WHEREAS the Vendor has agreed to sell, transfer, assign, set over and convey the Subject Assets to the Purchaser and the Purchaser has agreed to purchase, acquire and assume the Subject Assets from the Vendor on the terms and conditions set forth in this Agreement;
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and the sum of Ten ($10.00) Dollars paid by each of the Vendor and the Purchaser to the other or others and for good and other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
The terms defined in this Section 1.1 shall have, for all purposes of this Agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires:
“Adjustments” means the adjustments to the Purchase Price provided for and determined pursuant to Section 3.3.
“Agreement” means this Agreement of Purchase and Sale and the Schedules attached hereto, as amended from time to time in writing.
“Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances and orders of governmental or other public authorities having jurisdiction.

“Approved Contracts” has the meaning ascribed thereto in Subsection 7.3(d).
“Approved Leases” has the meaning ascribed thereto in Subsection 7.3(d).
“Arrears” has the meaning ascribed thereto in Subsection 3.3(d).
“Article”, “Section” and “Subsection” mean and refer to the specified article, section and subsection of this Agreement.
“Assigned Contracts” means those Contracts which are to be assigned to the Purchaser at Closing being those Contracts that have been Disclosed to the Purchaser by 4:59 PM on the third Business Day prior to the Purchaser’s Condition Date and any Approved Contracts which are entered into before Closing, but excluding any Contracts which are to be terminated in accordance with Sections 7.3 (e) or 7.3(g).
“Assigned Leases” means those Leases which are to be assigned to the Purchaser at Closing being those Leases that have been Disclosed to the Purchaser by 4:59 PM on the third Business Day prior to the Purchaser’s Condition Date and any Approved Leases which are entered into before Closing.
“Assigned Trade-marks” means any goodwill, trade-marks, trade names, internet domain names, logos or designs and other intellectual property of any kind owned by the Vendor and exclusively associated with or related to the Property (if any), which are to be assigned to the Purchaser at Closing.
“Assignment and Assumption of Contracts” means an assignment and assumption of the Vendor’s interest in all Assigned Contracts in force at the Closing, such document to be in the form to be agreed upon by the Vendor and the Purchaser, each acting reasonably and attaching a list of the Assigned Contracts.
“Assignment and Assumption of Leases” means an assignment and assumption of the Vendor’s interest in all Assigned Leases in force at the Closing, such document to be in the form to be agreed upon by the Vendor and the Purchaser, each acting reasonably and attaching a list of the Assigned Leases.
“Assignment of Assigned Trade-marks” means an assignment and assumption of the Vendor’s interest in all Assigned Trade-marks (if any) such document to be in the form to be agreed upon by the Vendor and the Purchaser, each acting reasonably and attaching a list of the Assigned Trade-marks.
“Bill of Sale” means a bill of sale for the Chattels in the form to be agreed upon by the Vendor and the Purchaser, each acting reasonably and attaching a list of the Chattels.
“Building” or “Buildings” means, collectively, all buildings, structures and fixed improvements located on, in or under the Lands, including the underground parking facilities, and all fixed equipment, improvements and fixtures contained in or on such buildings, structures and fixed improvements, including all heating, ventilation, air conditioning, electrical and mechanical systems in or on such buildings, structures and fixed improvements used in the operation of the Buildings, but excluding leasehold improvements, tenant fixtures and equipment, systems and services owned or leased by any Tenant from a third party.
“Business Day” means any day other than a Saturday, Sunday or a statutory holiday in Toronto, Ontario.
“Certificate re: Leases” means a corporate certificate by or on behalf of the Vendor in the form attached hereto as Schedule D.
“Chattels” means the equipment, machinery, inventory, supplies and other chattels or moveables (including computer equipment) which are owned by the Vendor or leased by the Vendor as lessees and used exclusively in the maintenance, repair or operation of the Property.
“Claims” means all past, present and future claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, fines, disbursements, legal fees on a substantial indemnity basis, interest, demands and actions of any nature or any kind whatsoever.
“Closing Date” means, subject to Section 7.2 and 4.5 hereof, that date being thirty (30) days after the Purchaser’s Condition Date or such earlier or later date as the parties may agree upon in writing.
“Closing Documents” means the agreements, instruments and other deliveries to be delivered to the Purchaser or the Purchaser’s Solicitors pursuant to Section 5.2 and the agreements, instruments and other deliveries to be delivered to the Vendor or the Vendor’s Solicitors pursuant to Section 5.3.
“Closing” means the closing of the purchase and sale Transaction contemplated by this Agreement, including without limitation the payment of the Purchase Price and the delivery of the Closing Documents.
“Confidential Information Memorandum” means the confidential information memorandum provided by or on behalf of the Vendor to the Purchaser relating to the Property.
“Confidentiality Agreement” means the agreement between the Vendor and the Purchaser relating to confidentiality, access and other related matters, as amended or supplemented in writing.
“Contracts” means:
(a)	any and all contracts and agreements (other than Leases, policies of insurance, property management contracts, asset management agreements and any Encumbrances which will be discharged by the Vendor on or before Closing) relating to the Property to which the Vendor or the previous owners are a party or by which the Vendor or the Property is bound in respect of the ownership, development, maintenance, operation, leasing, cleaning, security, fire protection or servicing of the Property;

(b)	the Warranties; and

(c)	all contracts and agreements relating to any Chattels;
in each case as amended, supplemented, renewed or otherwise varied.
“Corporate Certificate re: Purchaser” means a corporate certificate by the Purchaser, repeating on Closing the representations and warranties of the Purchaser set out herein, in the form to be agreed upon by the Vendor and the Purchaser each acting reasonably, provided that if a representation or warranty is herein stated to be made as of a specified date or time, the certificate shall be subject to the same limitation.
“Corporate Certificate re: Vendor” means a corporate certificate by the Vendor, repeating on Closing the representations and warranties of the Vendor set out herein, in the form to be agreed upon by the Vendor and the Purchaser each acting reasonably, provided that if a representation or warranty is herein stated to be made as of a specified date or time, the certificate shall be subject to the same limitation.
“Delinquent Tenant” means any Tenant who is in arrears in the payment of any Rent for more than 60 days at the Closing Date.
“Deposit” has the meaning ascribed thereto in Section 3.1(b).
“Designee” has the meaning ascribed in Section 8.17.
“Disclosed to the Purchaser” means written information which has been or is made available for the Purchaser’s review, including the information contained in, or supplied in connection with the Confidential Information Memorandum and such information as is either provided to the Purchaser electronically, or on a CD, or is listed in the Disclosure List and made available for the Purchaser’s review at the management offices in the Buildings or at Suite 330, 181 Bay Street, Toronto , Ontario (the “Corporate Office”) or a copy of which is delivered to the Purchaser or the Purchaser’s Solicitors together with an amended or supplemented Disclosure List, delivered in accordance with Section 8.19 of this Agreement, in each case not later than 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date.
“Disclosure List” means a list prepared by the Vendor or the Vendor’s Solicitors which lists the categories of Property Information made available to the Purchaser at the Buildings or at the Corporate Office or on CD and identifying the location at which such Property Information is made available, as such list may be amended or supplemented by the Vendor at any time and from time to time prior to 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date by Notice to the Purchaser delivered in accordance with the provisions of this Agreement.
“Due Diligence” has the meaning ascribed thereto in Subsection 2.5(a).
“Encumbrances” means, in the case of any of the Subject Assets, all mortgages, pledges, charges, liens, debentures, hypothecs, trust deeds, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in, such Subject Assets or any part thereof or interest therein, and any agreements, Leases, options, easements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting title to the Subject Assets or any part thereof or interest therein.
“Environmental Laws” means all applicable federal, provincial, municipal and local laws, statutes, ordinances, by-laws and regulations and all orders, directives and decisions rendered by, and policies, guidelines and similar guidance of, any Governmental Authority, ministry, department or administrative or regulatory agency or court (in each case having the force of law), including any obligations or requirements arising under common law, relating to the protection of the environment, human health and safety or the manufacture, processing, distribution, use, treatment, storage, presence, disposal, packaging, labelling, recycling, transport, handling, containment, clean-up or other remediation or corrective action of or in respect of any Hazardous Substance.
“Excluded Assets” means all cash, marketable securities and bank accounts, except deposits of Tenants and any other items adjusted in favour of the Vendor, all insurance policies relating to the Subject Assets and all rights of the Vendor of every nature arising out of such policies (subject to Section 7.2), Contracts, if any, that are not Assigned Contracts, management contracts, the other assets or property which, pursuant to Paragraph 3.3(f)(iv) or Section 7.5 of this Agreement, remain the property of the Vendor after Closing, the media tower located within the leasehold parcel leased to Atrium Media Tower Company by Lease registered as Instrument No E270115 on the 17th day of August, 1999, as amended (the tenant now being Clear Channel Outdoor Company Canada) , the rights of the Vendor under this Agreement, and the title to the assets covered by the Johnson Controls Energy Services Contract, being a conditional sale agreement (which contract the Purchaser shall be required to assume on Closing).
“Execution Date” means the date of execution of this Agreement by all parties to this Agreement.
“Existing Contracts” means all Contracts in existence as of the Execution Date.
“Existing Leases” means all Leases in existence as of the Execution Date.
“Final Adjustment Date” has the meaning ascribed thereto in Subsection 3.3(b).
“Governmental Authority” means any government, regulatory authority, government department, agency, commission, board, tribunal or court having jurisdiction on behalf of any nation, province or state or other subdivision thereof or any municipality, district or other subdivision thereof.
“GST Declaration and Indemnity” means the GST Declaration and Indemnity attached as Schedule B hereto.
“Hazardous Substance” means, as defined by Environmental Laws, any pollutant, contaminant, chemical, waste (including, liquid industrial waste, other industrial waste, toxic waste and hazardous waste) and deleterious substance (“deleterious substance” having the meaning ascribed thereto in the Fisheries Act (Canada)) and any substance, condition or chemical, biological or physical agent of any nature or kind which is prohibited, controlled, monitored or regulated pursuant to Environmental Laws.
“Johnson Controls Energy Services Contract” means a contract dated November 20, 2003 between Johnson Controls LP (“JCLP”) wherein JCLP provided to The Atrium on Bay Inc. certain HVAC equipment , including chillers, boilers, associated heating and cooling pumps, a building automation system and associated environmental controls, as well as providing certain ongoing services in order to achieve energy cost reductions as well as certain guarantees in respect of energy reduction, in consideration for which the owner has certain obligations, including (without limitation) paying certain Energy Cost Reduction Fees as defined therein.
“Lands” means the lands and premises described in Schedule A hereto, and all density and other rights and benefits appurtenant thereto.
“Leases” means all agreements to lease or sublease, leases, subleases, renewals of leases or subleases and all other rights, licences and agreements granted by or on behalf of the Vendor or its predecessors in interest as owner of the Property which entitle any Person to possess or occupy any portion of the Lands or any space within the Buildings or any part thereof, together with all security, guarantees and indemnities of the tenants’, subtenants’, licensees’, or occupants’ obligations thereunder, in each case as amended, renewed, supplemented or otherwise varied, and including without limitation any parking agreements and storage space leases with respect to space on or under the Lands or within the Buildings; and “Lease” means any one of the Leases.
“Letters of Credit” means letters of credit and/ or security deposits provided by the Vendor to any third party in respect of the Property, if any, that have been Disclosed to the Purchaser and which are to be replaced by the Purchaser on Closing in accordance with Subsection 3.3(i), all of which shall be set forth in a list to be delivered by the Vendor to the Purchaser and agreed to by the Purchaser, acting reasonably, by the Purchaser’s Condition Date.
“Material Value Reduction” has the meaning ascribed thereto in Subsection 6.3(c).
“Non-Assignable Rights” has the meaning ascribed thereto in Section 7.5.
“Notice” has the meaning ascribed thereto in Section 8.19.
“Permitted Encumbrances” means those Encumbrances which are listed in Schedule F attached hereto.
“Person” means an individual, partnership, corporation, trust, unincorporated organization, government, or any department or agency thereof, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.
“Post Closing Adjustments” has the meaning ascribed thereto in Subsection 3.3(b).

“Property Information” has the meaning ascribed thereto in Section 2.2.
“Property” means, collectively, the Lands and the Buildings.
“Purchase Price” means Two Hundred and Fifty-Two Million Dollars ($252,000,000) in lawful money of Canada.
“Purchaser’s Condition Date” means January 25th, 2007, at 5 pm EDT.
“Purchaser’s Conditions” means those conditions set forth in Section 4.2.
“Purchaser’s Solicitors” means such firm or firms of solicitors as are appointed by the Purchaser from time to time and Notice of which is provided to the Vendor or the Vendor’s Solicitor.
“Rechargeable Sum Estimates” has the meaning ascribed thereto in Subsection 3.3(c).
“Rechargeable Sums” has the meaning ascribed thereto in Subsection 3.3(c).
“Rent” means and includes basic rent (including storage rent and parking fees), percentage rent and Rechargeable Sums, and includes all other amounts payable by a Tenant pursuant to its Lease.
“Service Contracts” means any and all contracts and agreements (other than property management contracts and asset management agreements) relating to the Property to which the Vendor or the previous owners are a party or by which the Vendor or the Property is bound in respect of the maintenance, operation, cleaning, security, fire protection or servicing of the Property.
“Short Term Contracts” means any Contracts which, in each case, are terminable by the Vendor or its agent or property manager without bonus, acceleration or penalty and on not more than two clear calendar month’s prior written notice, with no further liability or obligations of the Vendor or the Purchaser following such termination.
“Short Term Leases” means any agreements allowing any Persons to use parking spaces (other than an agreement forming part of a Lease for office or retail space), Leases, Leases for kiosks and agreements allowing any Person to use storage space (other than an agreement forming part of a Lease for office or retail space) which, in each case, are terminable by the Vendor or its assignee without payment and on not more than two clear calendar month’s prior written notice, with no further liability or obligations of the Vendor or the Purchaser following such termination.
“Subject Assets” means all of the legal and beneficial right, title, interest and estate in and to:
(a)	the Property, which right, title, interest and estate includes the 100% fee simple interest in and to the Lands and the Buildings situated therein and thereon, subject to the Permitted Encumbrances;

(b)	the Assigned Leases;

(c)	the Assigned Contracts;

(d)	the Chattels;

(e)	all promotional and marketing materials in respect of the Property, operating manuals in respect of the Chattels, all plans and specifications in respect of the Property, all books and records pertaining to revenues and expenses of the Property, all surveys, architectural and engineering drawings, all licenses, permits, and approvals of governmental authorities in each case, if any, and if in the possession of and owned by the Vendor and assignable by the Vendor at law;

(f)	the Assigned Trade-marks (if any) ; and

(g)	all other assets, undertaking and property, tangible or intangible, of the Vendor, if any, relating exclusively to the Property, and owned by the Vendor and assignable by the Vendor at law, but excluding the Excluded Assets.
“Substantial Damage” has the meaning ascribed thereto in Subsection 7.2(a).
“Surviving Covenants” has the meaning ascribed thereto in Section 6.3.
“Tenant Estoppels” has the meaning ascribed thereto in Section 2.3.
“Tenants” means Persons having a right to possess or occupy space in the Property, now or hereafter, pursuant to a Lease.
“Transaction” means the purchase and sale of the Subject Assets provided for in this Agreement.
“Transfer Documents” has the meaning ascribed thereto in Subsection 5.2(a).
“Vendor’s Conditions” means those conditions set forth in Section 4.1.
“Vendor’s Real Estate Broker” means J.J. Barnicke Limited and Brookfield Financial Real Estate Group.
“Vendor’s Solicitors” means Aird & Berlis LLP or such other firm or firms of solicitors as are appointed by the Vendor from time to time and Notice of which is provided to the Purchaser or the Purchaser’s Solicitor.
“Waiver Notice” has the meaning ascribed thereto in Subsection 2.5(b).

“Warranties” means the warranties and guarantees, if any, in favour of the Vendor as owner of the Property in connection with the construction or operation of the Buildings, or in connection with the Chattels.
ARTICLE 2
AGREEMENT OF PURCHASE AND SALE
2.1	Agreement of Purchase and Sale/Allocation of Purchase Price

(a)	The Vendor hereby agrees to sell, transfer, assign, set over and convey the Subject Assets to the Purchaser and the Purchaser hereby agrees to purchase, acquire and assume the Subject Assets from the Vendor for the Purchase Price, on and subject to the terms and conditions of this Agreement.

(b)	Any allocation of the Purchase Price, among the components of the Lands, Buildings and other assets comprising the Subject Assets, will be, subject to the following, on a basis agreed between the Vendor and the Purchaser by the Purchaser’s Condition Date and the Vendor and the Purchaser shall adopt such allocations for the purposes of all tax returns and filings respectively made by them or on their behalf. The Vendor and the Purchaser, each acting reasonably, shall use reasonable efforts to reach agreement on such allocations of the Purchase Price, but failing such agreement, each of the Vendor and the Purchaser shall be entitled to make its own allocation.

2.2	Initial Deliveries by Vendor
The Vendor shall make available to the Purchaser, in accordance with the Disclosure List, either electronically by way of a CD, or in hard copy form at the Corporate Office or the Building during normal business hours on reasonable notice no later than three (3) Business Days following the Execution Date (or such later date as may be specified below), the following to the extent in the possession of the Vendor (collectively, the “Property Information”):
(a)	copy of the survey for the Property, if any, in the possession of the Vendor;

(b)	complete copies of all Existing Contracts;

(c)	complete copies of all Existing Leases;

(d)	complete copies of the written soil tests, if any, and environmental and building condition reports pertaining to the Property prepared for the Vendor, which environmental and building condition reports have been provided to the Purchaser on the CD accompanying the Confidential Information Memorandum for the Property;

(e)	complete copies of outstanding written directives or work orders, if any, issued by any Governmental Authority pertaining to the Property which are in the possession of the Vendor;

(f)	a complete copy of the Vendor’s most recent litigation summary for uninsured claims, if any, with respect to the Property;

(g)	copies of realty tax bills with respect to the Property for the two most recent tax years, and the most current realty tax assessment together with details of all realty tax assessment appeals, if any, and material filed in support thereof;

(h)	a financial report from the Vendor’s property manager to the Vendor with respect to the Property for fiscal 2005 and fiscal 2006 year to date;

(i)	a list of all Chattels with a value in excess of $5,000.00 owned or leased and used exclusively by the Vendor in the operation, maintenance or repair of the Property, which list will identify those Chattels which are owned by the Vendor and those Chattels which are leased by the Vendor from third parties;

(j)	copies of all current licenses, permits, and other approvals of Governmental Authorities;

(k)	Vendor’s most recent title insurance policy, if any, regarding the Property;

(l)	all books and records pertaining to items of income and expense pertaining to the last 3 years operation of the Property;

(m)	all existing Lease files and correspondence;

(n)	a list of the persons employed by the Vendor who are existing employees responsible for the operation of the Property (the “Property Employees”) together with their position, length of service, salaries, wage rates, commission, bonus arrangements, benefits, status as full time or part time employees, actual location of employment and whether any such individual is absent from employment together with the reason for such absence and their expected date of return to work if known, subject to the provisions of applicable privacy law;

(o)	copies of all written employment contracts applicable to any of the Property Employees, subject to the provisions of applicable privacy law;

(p)	a list of Service Contracts (not including Short Term Contracts) (within 10 Business Days) which shall be updated as of three (3) Business Days prior to the Purchaser’s Condition Date (such updated list being the “List of Service Contracts”);

(q)	a list of Leases (not including Short Term Leases) (within 10 Business Days) which shall be updated as of three (3) Business Days prior to the Purchaser’s Condition Date (such updated list being the “List of Leases”); and

(r)	a list of any breaches by the Vendor of employment legislation applicable to the Property Employees, of which the Vendor is aware to the best knowledge of the Vendor (the “Employment Exceptions List”) (within 10 Business Days).

The Vendor shall continue to make the Property Information available until Closing or the termination of this Agreement.
2.3	Tenant Estoppels
It shall be a condition to the Purchaser’s obligation to close that the Purchaser receive no later than five (5) Business Days prior to the Closing Date an estoppel certificate (“Tenant Estoppels”) from CIBC, Public Trustees, Land Registry Office, Hunter Keilty, University Health Network, Guess, The Pickle Barrel, LCBO and Red Lobster (collectively, such 9 being the “Major Tenants”) and such other Tenants that, when taken together with the estoppel certificates actually received from the Major Tenants, represent not less than 80% of the gross rental income of the Buildings (other than Tenants under Short Term Leases) (“Required Estoppel Certificates”). Tenant estoppel certificates shall, in each case be substantially in the form attached hereto as Schedule C, amended to reflect the actual details and status of the individual Leases, or such other form as may be obtained from a Tenant in accordance with its Lease, and confirming that there is no material default under or material discrepancy from, the applicable Lease. The failure to obtain such Tenant Estoppels shall not constitute a default on the part of the Vendor, nor shall such failure entitle the Purchaser to terminate this Agreement or to any other right or remedy whatsoever, except if the Vendor has failed to obtain the Required Estoppel Certificates, in which event the Purchaser shall have the termination right as provided in Section 4.2(c) and 4.3, provided however in the event that the Vendor is unable to obtain certain of the Required Estoppel Certificates as required above, the Vendor may provide for tenants, other than a Major Tenant, a Certificate re: Leases in the form set out in Schedule D in lieu of the Tenant Estoppels for such tenants that it is unable to obtain, containing the information that would otherwise have been in such Tenant Estoppels. The Purchaser shall not be required to accept the Vendor’s Certificate re: Leases for Tenants representing more than 5% of the gross rental income of the Buildings. The Vendor shall not be required to spend any monies to obtain such Estoppels, other than its own costs of preparing and distributing the forms, and following up with such Tenants.
2.4	Access to Property

(a)	Subject to the Purchaser complying with each of its obligations herein and observing the rights of the Tenants under the Leases, from and after the Execution Date until the Closing Date, the Purchaser and its agents, advisors, consultants, employees and lenders shall have access to the Property, the Property Information, and to the Chattels during the Vendor’s normal business hours upon reasonable written notice to the Vendor, at the Purchaser’s sole risk and expense, for the purpose of inspecting the Property, the Property Information, and the Chattels including, without limitation, performing physical and structural inspections, soil tests and environmental audits, and reviewing the Property Information. Such inspections, tests and audits shall be conducted in a manner that minimizes interference with the use of the Property and does not contravene any Leases or unreasonably interfere with any Tenants. The Purchaser and its agents, advisors, consultants, employees and lenders shall not, except on at least 2 Business Days’ prior written notice and with the Vendor’s written consent (which shall not be unreasonably withheld) and in the company of a representative of the Vendor, if required by the

Vendor, have any communications with Tenants or their employees. The Vendor shall have the right to accompany the Purchaser and its agents, consultants, employees and lenders on any inspections and shall have the right to approve invasive or intrusive inspections, tests and audits, if any are proposed by the Purchaser, prior to such inspections, tests and audits being undertaken, such approval not be unreasonably withheld or delayed. No such inspections, tests or audits shall occur unless the Purchaser has given the Vendor at least two (2) complete Business Days’ prior written notice and complies with the foregoing requirements.

(b)	The Purchaser shall repair any damage caused by inspections, tests and audits performed by the Purchaser or its agents, consultants, employees or lenders and fully indemnify the Vendor from all costs of repairing any damage or any loss caused by such inspections, tests or audits and all Claims relating to any such inspections, tests and audits and from all Claims incurred by the Vendor as a result thereof including, without limitation, any construction liens registered against the Property as a result thereof. This indemnity shall survive termination of this Agreement regardless of the cause of such termination and shall survive the Closing. Notwithstanding the foregoing, Purchaser shall not be liable for any liens, claims, causes of action, damages, liabilities, costs and expenses (including but not limited to court costs and reasonable legal fees) incurred by Vendor arising from Purchaser’s discovery of adverse facts or conditions with respect to the Property, which facts or conditions were not otherwise caused by Purchaser’s activities on the Property, or any pre-existing condition on the Property. The Purchaser agrees not to disclose any such adverse facts or conditions to any third party except with the consent of the Vendor, except to its agents, consultants, advisors, lenders and investors (and then only to the extent necessary to evaluate or assess the adverse facts and to determine if, notwithstanding such adverse facts, it can complete the Transaction), or as may be required by law (including any requirements of governmental authorities of the United States applicable to Purchaser and its affiliates).

(c)	From and after the Execution Date, the Vendor shall permit the Purchaser, at the Purchaser’s sole expense, to have reasonable access to and use reasonable efforts to cause the Vendor’s third party architects, engineers, property, construction or leasing managers, consultants and contractors to be available to meet with the Purchaser and its agents, advisors, consultants, employees and lenders for the purpose of conducting information interviews relating to the management, operation, maintenance, condition, state of repair, construction or leasing of the Property, provided that the Vendor and its representatives shall be entitled to be present at and participate in such discussions. All reliance letters and updates of reports shall be obtained at the expense of the Purchaser.

(d)	The Vendor hereby expressly authorizes the Purchaser and its agents, consultants and advisors to correspond with the appropriate statutory or Governmental Authority for the purpose of obtaining information which such Governmental Authorities have on record regarding the Property, including but not limited to information regarding compliance with laws, bylaws, regulations and assessments. The Vendor will promptly at the Purchaser’s request execute and deliver any authorizations reasonably required by the

Purchaser to authorize the statutory or Governmental Authority to release such information to the Purchaser. The Purchaser shall not request, nor cause to be conducted, any on-site inspections by any Governmental Authority.
2.5	Purchaser’s Conditions

(a)	On or before 5:00 p.m. on the Purchaser’s Condition Date the Purchaser may conduct (subject to compliance with other relevant provisions of this Agreement) any investigations, inspections, reviews, tests and audits relating to the Subject Assets and all Property Information (including, without limitation, title to the Subject Assets and compliance with Applicable Laws) and the Transaction (collectively referred to herein as the “Due Diligence”) which the Purchaser deems necessary or desirable in its discretion.

(b)	Notwithstanding any other provisions of this Agreement, the obligation of the Purchaser to complete the Transaction pursuant to this Agreement is subject to the condition that the Purchaser is satisfied with the Due Diligence in its sole absolute discretion on or before 5:00 p.m. on the Purchaser’s Condition Date. The Purchaser shall be deemed not to be satisfied with the results of its Due Diligence unless it delivers to the Vendor on or before 5:00 p.m. on the Purchaser’s Condition Date a written notice in the form attached hereto (with the relevant details inserted therein) as Schedule E (the “Waiver Notice”) stating that it irrevocably waives the condition contained in this Subsection 2.5(b). If the Purchaser fails to give the Vendor the Waiver Notice prior to 5:00 p.m. on the Purchaser’s Condition Date, then this Agreement shall automatically terminate at such time and, upon such termination, the Purchaser and the Vendor shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement) and the Deposit and all interest earned thereon shall be returned to the Purchaser. This provision shall survive the termination of this Agreement.

2.6	Confidentiality

(a)	The Purchaser agrees that until Closing (and in the event this Agreement is terminated for any reason other than its completion, also from and after such termination), the Purchaser shall comply with its obligations under the Confidentiality Agreement.

(b)	Neither the Vendor nor the Purchaser shall issue any press release or other public announcement or release information with respect to this Agreement to the press or the public unless the same has been mutually approved by the Vendor and the Purchaser or such disclosure is in the good faith opinion of the Purchaser or the Vendor, as the case may be, on the basis of legal advice, required in order to comply with any Applicable Laws or the rules, orders or regulations of any stock exchange (including any requirements of governmental authorities of the United States applicable to Purchaser and its affiliates) and then only after prior consultation with the other party hereto, if it is reasonably possible in the circumstances to do so. Notwithstanding the foregoing, the Vendor and the Purchaser shall be entitled to issue a press release with respect to this

Agreement after consultation with each other (if it is reasonable to do so) upon the waiver and satisfaction of all of the Purchaser’s Conditions and the Vendor’s Conditions.

(c)	The provisions of this Section 2.6 are supplementary to the provisions of the Confidentiality Agreement and do not in any way derogate from the obligations of the Purchaser pursuant to the Confidentiality Agreement. In the case of any conflict between the provisions of this Section 2.6 and the provisions of the Confidentiality Agreement, the latter shall prevail.

2.7	Subsequent Deliveries
Any documentation or other information provided by the Vendor to the Purchaser pursuant to Section 2.2 or otherwise may, on written Notice to the Purchaser be amended or supplemented by the Vendor as necessary from time to time until and including the third Business Day prior to the Purchaser’s Condition Date. In addition, if the Vendor becomes aware of an inadvertent failure to provide any document or other information that it is required to provide in accordance with Section 2.2 it may, at any time prior to and including the third Business Day prior to the Purchaser’s Condition Date, on written Notice to the Purchaser, advise the Purchaser of such failure and deliver such information to the Purchaser at any time thereafter prior to and including the third Business Day prior to the Purchaser’s Condition Date, which Notice shall be accompanied by an amended Disclosure List and the Purchaser shall have no remedy, nor shall there be any alteration to the Purchaser’s rights or remedies under this Agreement or at law in respect of such delivery. In the event that the document or information is material and is delivered after the third Business Day prior to the Purchaser’s Condition Date, the Purchaser’s sole remedy shall be to terminate this Agreement no later than three (3) full Business Days after the delivery of such document or information to the Purchaser by Notice to the Vendor, in which latter event the Agreement shall terminate and the Purchaser and the Vendor shall be released from all obligations under this Agreement (except those obligations which are stated to survive Closing) and the Deposit and the interest earned thereon shall be returned to the Purchaser. The Purchaser shall have no other remedy in respect of late delivery of the Property Information except as set out in this Section 2.7, but without prejudice to the Purchaser’s rights and remedies under Sections 4.2 and 6.3 in respect of issues with such documents or information other than in respect of its late delivery.
ARTICLE 3
PURCHASE PRICE
3.1	Deposit

(a)	The Purchaser shall deliver a first deposit in the amount of One Million Dollars ($1,000,000.00) (the “First Deposit”) by certified cheque, negotiable bank draft or wire transfer within two (2) Business Days of the Execution Date, to the Vendor’s Solicitors to be invested by the Vendor’s Solicitors in an interest-bearing trust account with a Canadian Schedule I chartered bank.

(b)	Prior to 11:00 a.m. on the second Business Day following receipt of the Waiver Notice, the Purchaser shall deliver Nine Million Dollars ($9,000,000.00) (the “Second Deposit”) by certified cheque, negotiable bank draft or wire transfer to the Vendor’s Solicitors to be invested by the Vendor’s Solicitors in an interest-bearing trust account with a Canadian Schedule I chartered bank. The First Deposit and the Second Deposit if paid are collectively referred to as the “Deposit”. Vendor’s Solicitors shall act as an independent escrow agent holding the Deposit and not as an agent or representative of Vendor. Vendor’s Solicitors shall hold and disburse the Deposit strictly in accordance with the terms of this Agreement.

(c)	If the Transaction is completed, the Deposit shall be credited against the Purchase Price due on Closing.

(d)	The provisions of this Section 3.1 shall survive the termination of this Agreement.

3.2	Method of Payment of Purchase Price
On Closing the Purchase Price shall be satisfied as follows:
(a)	by application of the Deposit held by the Vendor’s Solicitors;

(b)	by payment to the Vendor or as the Vendor shall direct in writing, of an amount (the “Balance”) equal to the Purchase Price less the Deposit, as adjusted pursuant to Section 3.3, plus GST, unless the GST Declaration and Indemnity are provided on Closing. The Balance shall be paid on Closing by the Purchaser by certified cheque, wire transfer or negotiable bank draft of one of The Bank of Nova Scotia, Bank of Montreal, Canadian Imperial Bank of Commerce, Royal Bank of Canada or The Toronto-Dominion Bank; and

(c)	the Vendor and Vendor’s Solicitors shall agree to remit to the Purchaser or as it shall direct, the interest accrued on the Deposit within 2 Business Days after the Closing.

3.3	Adjustments

(a)	Except as otherwise provided herein, the Vendor shall be responsible for all expenses and liabilities, and be entitled to receive all revenues, accrued in respect of the Subject Assets up to but not including the Closing Date, and the Purchaser shall be responsible for all expenses and liabilities, and be entitled to receive all revenues, accruing in respect of the Subject Assets from and including the Closing Date. All adjustments for basic rents, percentage rents, Rechargeable Sums, and other additional rents, parking income, damage/security deposits and interest thereon (if any)(and so long as the Tenants are entitled to such interest, the return of or application of prepaid rents, the return of or application of damage/security deposits, and interest thereon) and other income and operating expenses, utilities, taxes (including local improvement charges and assessments), prior-year operating cost and tax reconciliations and other adjustments established by the usual practice in the City of Toronto, for the purchase and sale of office buildings shall be made as of the Closing Date and shall be paid on the Closing Date pursuant to a statement of adjustments (the “Statement of Adjustments”) to be prepared by the Vendor and approved by the Purchaser, each acting reasonably, subject to the provisions of Section 3.3(b). The Vendor shall provide the Purchaser with its proposed statement of adjustments, together with such back-up as the Purchaser may reasonably require, at least five (5) Business Days before the Closing Date and the Purchaser shall provide its comments to the Vendor not less than three (3) Business Days before the Closing Date.

(b)	If the final cost or amount of any item which is to be adjusted cannot be determined at Closing, then an initial adjustment for such item shall be made at Closing, such amount to be estimated by the Vendor, acting reasonably and in good faith, as of the Closing Date on the basis of the best evidence available at the Closing as to what the final cost or amount of such item will be. All amounts which have been estimated as at the Closing Date because they have not been finally determined at that date (the “Post Closing Adjustments”) shall be finally adjusted on a one-time basis once the Post Closing Adjustments have been determined and finalized. Once all of the Post Closing Adjustments are determined or on the Final Adjustment Date, whichever is earlier, the Purchaser shall provide a complete statement thereof, together with particulars relating thereto in reasonable detail, to the Vendor and within 30 days thereafter the parties hereto shall make a final adjustment as of the Closing Date for the Post Closing Adjustments. In the case of any dispute between the parties hereto with respect to any Post Closing Adjustment, the final amount of such Post Closing Adjustments shall be determined by Deloitte & Touche LLP, Chartered Accountants, or its successors and the cost of such determination shall be shared equally between the parties hereto. Either party may refer any such dispute to Deloitte & Touche LLP, Chartered Accountants, or its successors for such determination and such determination shall be final and binding on the parties hereto. The Vendor and Purchaser agree to execute and deliver on the Closing Date an undertaking to readjust and pay the amount of any Post Closing Adjustments as may be owing pursuant to the provisions of this Agreement. Notwithstanding the foregoing, all adjustments and Post Closing Adjustments to be made pursuant to this Agreement shall, in any event, be completed on or before March 31, 2008 (the “Final Adjustment Date”) and no claim for any re-adjustment may be made by either party after the Final Adjustment Date except as otherwise expressly provided in paragraph 3.3(f)(iv). It is agreed that no adjustments shall be made with respect to insurance premiums and that the Purchaser shall not assume or take an assignment of the Vendor’s insurance policies.

(c)	The parties acknowledge that under the terms of the Leases, portions of certain payments, such as realty taxes and operating costs, although paid by the landlord, are charged to and payable by the Tenants under such Leases (the “Rechargeable Sums”) and are collected from such Tenants in monthly instalments on the basis of the landlord’s estimates (the “Rechargeable Sum Estimates”). The Rechargeable Sum Estimates are subject to adjustment with the Tenants when the total amounts of the Rechargeable Sums are finally determined. For greater certainty, Rechargeable Sums shall not include any expenditures or any portion thereof which are not recoverable from the Tenants under the Leases including as a result of Leases having terminated. It is agreed that, subject to Subsection 3.3(d) in respect of Arrears, with respect to the Rechargeable Sums and the Rechargeable Sum Estimates, adjustments shall be made as between the Vendor and the Purchaser as follows:
(i)	the Vendor shall provide to the Purchaser, together with the statement of adjustments, a statement acceptable to the Purchaser, acting reasonably, which sets out the amounts of the Rechargeable Sum Estimates collected from each Tenant, as well as the amounts expended on account of the Rechargeable Sums by the Vendor, in each case since the beginning of the then current fiscal year, calendar year or tax year, as appropriate, for the Property up to but excluding the Closing Date;

(ii)	if such statement indicates that the Vendor has collected pursuant to the Rechargeable Sum Estimates more than it has expended on account of the Rechargeable Sums for such period, the amount of such difference shall be credited to the Purchaser on Closing and the Purchaser shall be responsible for, and make, the required adjustments with the Tenants in respect of such over-collection in accordance with the terms of the Leases ; and

(iii)	if such statement indicates that the Vendor has collected pursuant to the Rechargeable Sum Estimates less than it has expended on account of the Rechargeable Sums for such period, the amount of such difference shall be credited to the Vendor on the Closing Date and the Purchaser shall be entitled to collect such amounts from the Tenants as a year end adjustment, provided that the Vendor shall not be entitled to a credit in respect of the amount of such difference which is recoverable from a Delinquent Tenant or with respect to a Lease that has terminated prior to the Closing Date, which amounts shall remain the property of the Vendor on Closing.
It is agreed that the Purchaser shall be responsible to conclude all final reconciliations and to make all payments and satisfy all obligations with all Tenants relating to the Rechargeable Sums and Rechargeable Sum Estimates; provided however that the Vendor and the Purchaser shall re-adjust any amount which either the Purchaser or the Vendor determine, acting reasonably, prior to the Final Adjustment Date, as a result of such final reconciliations with Tenants or as a result of an audit by a Tenant, was incorrectly or inaccurately adjusted or neglected to be adjusted between the Purchaser and the Vendor pursuant to the terms hereof.

(d)	No adjustment will be made in favour of the Vendor on Closing in respect of any arrears of Rent or other charges, payments, costs or expenses payable by Tenants under Leases in respect of the period prior to the Closing Date (such arrears being herein collectively called the “Arrears”) or under Leases which have terminated prior to the Closing Date provided that, notwithstanding the foregoing, there will be an adjustment in favour of the Vendor on Closing for up to one month’s Arrears of Rent payable by any Tenant that is not a Delinquent Tenant. All Arrears which are not adjusted shall remain the property of the Vendor on Closing. On Closing, the Vendor shall provide a list of all such Vendor’s Arrears. The Purchaser shall use its reasonable efforts to collect on behalf of the Vendor any Vendor’s Arrears existing as of the Closing Date but this covenant shall not require the Purchaser to expend any money, initiate any legal action on behalf of the Vendor or terminate any Lease. Any amounts paid by a Tenant to the Purchaser on account of Vendor’s Arrears shall be paid by the Purchaser to the Vendor promptly without deduction or setoff. Any other amounts received by the Purchaser from or with respect to any Tenant that owes the Vendor’s Arrears, shall be applied as follows:
(i)	first, against the arrears accrued after the Closing Date; and

(ii)	thereafter, against Vendor’s Arrears.
(e)	After the Closing Date, the Vendor shall have the right to recover from the Tenants by way of an action any Vendor’s Arrears, but for greater certainty, the Vendor’s rights to recover Vendor’s Arrears shall not include the right to seek termination or the right to distress. The Vendor shall provide the Purchaser prior written notice before instituting legal proceedings to recover Vendor’s Arrears and the Purchaser agrees to cooperate with the Vendor at the cost of the Vendor in its attempts to recover Vendor’s Arrears. The Purchaser shall not be entitled to compromise any Vendor’s Arrears without the written consent of the Vendor.

(f)	The Vendor and the Purchaser hereby acknowledge and agree that, if Closing occurs, the Vendor shall be responsible for and shall pay (and the same shall be shown as an adjustment in favour of the Purchaser on the statement of adjustments if unpaid by Closing):
(i)	any real estate or leasing commissions payable in respect of any Existing Leases entered into other than those payable on Lease renewals or expansion options contained in the Existing Leases that are exercised after the date hereof; and the Purchaser shall be responsible for all real estate and leasing commissions arising pursuant to Leases entered into after the Execution Date, provided in each case that such commission was Disclosed to the Purchaser not later than the third Business Day prior to Purchaser’s Condition Date if entered into by such date or if not entered into by such date then prior to such Lease becoming an Approved Lease. The Purchaser shall be responsible for all real estate or leasing commissions in respect of Lease renewals or expansion options contained in the Existing Leases that are exercised after the date hereof (provided, in each case, that such commission was Disclosed to the Purchaser not later than 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date), and the Vendor shall not have any responsibility therefor and there shall be an adjustment on Closing in favour of the Vendor for any amounts it has paid in respect thereof; and

(ii)	the costs and expenses of any lease takeovers, lease assumptions, tenant inducements or tenant allowances contained in Existing Leases, excluding provisions for rent-free periods or rent abatements in Existing Leases and tenant inducements or tenant allowances payable on Lease renewals or expansion options contained in the Existing Leases that are exercised or take effect after the date hereof, which provisions for rent-free periods or rent abatements and tenant inducements or tenant allowances, in each case, have been Disclosed to the Purchaser not later than 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date; and the Purchaser shall be responsible for lease takeovers, lease assumptions, tenant inducements and tenant allowances (including provisions for rent-free periods and rent abatements) arising pursuant to Leases entered into after the Execution Date, provided in each case that such costs were Disclosed to the Purchaser in writing not later than 5:00 p.m. on the third Business Day prior to Purchaser’s Condition Date if the relevant Lease was entered into by such date or if not entered into by such date then prior to such Lease becoming an Approved Lease. The Purchaser shall be responsible for tenant inducements and tenant allowances payable on Lease renewals or expansion options contained in Existing Leases or Approved Leases that are exercised after the date hereof and provisions for rent-free periods and rent abatements contained in Existing Leases and Approved Leases, provided, in the case of Existing Leases, that such tenant inducements and tenant allowances and provisions for rent-free periods and rent abatements have been Disclosed to the Purchaser not later than 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date, and the Vendor shall not have any responsibility therefor and there shall be an adjustment in favour of the Vendor for any amounts it has paid in respect thereof;

(iii)	the costs of any unperformed Landlord’s work or improvements to rentable space in the Buildings required to be performed by the landlord pursuant to any Existing Lease, excluding the costs of such work or improvements to be performed by virtue of any Lease renewals or expansion options or rights contained in the Existing Leases or Approved Leases that are exercised after the date hereof, provided that, in the case of Existing Leases, such work or improvements have been Disclosed to the Purchaser not later than 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date; the Purchaser shall be responsible for any unperformed work or improvements to rentable space in the Buildings required to be performed by the landlord pursuant to any Lease entered into after the Execution Date or by virtue of any Lease renewals or expansion options or rights contained in the Existing Leases that are exercised after the date hereof, provided that, in each case, such work or improvements have been Disclosed to the Purchaser not later than 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date if the Lease was entered into by such date, or Disclosed to the Purchaser prior to the Purchaser’s approval of the Lease if in respect of an Approved Lease, and the Vendor shall not have any responsibility therefor and there shall be an adjustment in favour of the Vendor for any amounts it has paid in respect thereof; and

(iv)	in the event that there are any realty tax appeals for any year prior to and including 2006, the Vendor may, at its option, continue such appeals and shall be entitled to receive any payment resulting therefrom except to the extent that such payment is properly payable to any Tenants and shall make any payments in respect of realty taxes for the period prior to the Closing Date arising therefrom to the applicable Governmental Authorities. Any refund or reassessment for the 2007 calendar year (after deduction of out-of-pocket expenses expended by the Purchaser in conducting any such appeal or reassessment, including any commissions payable to agents or consultants) shall, except to the extent that any portion of such refund or reassessment is properly paid to Tenants, be readjusted as of the Closing Date after the conclusion of any assessment appeal and notwithstanding such readjustment occurs after the Final Adjustment Date. The Purchaser agrees to co-operate with the Vendor without the expenditure of money not otherwise recoverable from Tenants with respect to all such appeals or reassessments and to provide the Vendor with reasonable access to any necessary documents or materials required to continue any such appeals or reassessments, provided Purchaser shall have the right to approve, acting reasonably, any agreement with Governmental Authorities regarding taxes for the 2007 or any subsequent calendar year. To the extent the Purchaser receives payment of any refund or reassessment for the period prior to the Closing Date, the Purchaser shall forthwith pay such refund or reassessment payment to the Vendor and endorse or pay and deliver to the Vendor all such payment cheques forthwith upon receipt; provided that in all cases, readjustments with the Tenants as the result of any refunds or reassessments may be effected by the Purchaser prior to the payment of any refund or reassessment to the Vendor or to the Purchaser (subject to the prior approval of the Vendor acting reasonably) and the amount otherwise owing to the Vendor in accordance with the foregoing shall be reduced by any amount paid to any Tenants as a result of any such adjustments. To the extent the Vendor receives payment of any refund or reassessment for the period prior to the Closing Date which is properly payable to Tenants, the Vendor shall hold such refund or reassessment payment in trust for the Tenants entitled thereto and shall promptly pay the amounts owing to the Purchaser in trust, in order that the Purchaser may make such payments to such Tenants on account of such refund or reassessment (which the Purchaser covenants to do).
(g)	The Purchaser shall provide the Vendor and its auditors, during normal business hours at any time and from time to time after Closing upon reasonable prior notice to the Purchaser, access to the books, files, records and information of the Purchaser relating exclusively to the Subject Assets, for the purpose of calculating or verifying the amount of any Adjustments, Rechargeable Sums and Rechargeable Sum Estimates.

(h)	The Vendor covenants and agrees that, in respect of all rental cheques and rental receipts received by the Vendor with respect to that period from and after the Closing Date, the Vendor shall receive same and hold same in trust for the Purchaser and shall endorse

(without recourse) any and all rental cheques over to the Purchaser and deliver such together with all rental receipts forthwith to the Purchaser.
(i)	On the Closing Date, the Purchaser shall issue replacement letters of credit and/or security deposits for the Letters of Credit (all of which shall be Disclosed to the Purchaser prior to 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date) and shall use its reasonable commercial efforts to cause the Letters of Credit to be released and returned to the Vendor. Provided that to the extent that the Purchaser is unable to cause any Letters of Credit to be released and returned to the Vendor, in lieu of issuing the replacement letters of credit and/or security deposits referred to above, the Purchaser shall cause matching letters of credit and/or security deposits to be provided to the Vendor, which matching letters of credit may be drawn upon by the Vendor if and to the extent that the Vendor’s Letters of Credit are drawn upon.

(j)	Rent Subsidy Agreement

The Vendor will enter into a rent subsidy agreement (the “Rent Subsidy Agreement”) on Closing with the Purchaser, in respect of those premises leased to tenants as identified in Schedule G attached hereto (collectively the “Qualifying Tenants” and individually a “Qualifying Tenant”). The rent subsidy (the “Rent Subsidy”) shall be provided in respect of each Qualifying Tenant for the period commencing on the Closing Date and expiring on the Expiry Date of the Rent Subsidy Period in respect of each Qualifying Tenant as set out in Schedule G (the “Rent Subsidy Period”). The Rent Subsidy payments shall be made by the Vendor monthly, in advance, in the amounts shown on Schedule G, for each Qualifying Tenant. The Rent Subsidy is based on the monthly rents that would otherwise be receivable from such tenant had the commencement date under each lease been the Closing Date and had no rent free periods been offered under the lease, plus all applicable GST. If a Qualifying Tenant is entitled to a partial rent credit for any month as a result of the application of a rent free period, the Vendor shall still be responsible for the difference between the actual monthly rent payable as set out in Schedule G and the amount actually paid in that month. The Vendor shall be relieved of its obligations under the Rent Subsidy in respect of each tenancy listed in Schedule G once the Vendor has paid the Monthly Gross Rent together with GST for the Rent Subsidy Period as shown on Schedule G for each Qualifying Tenant. Purchaser shall have the option to require that Vendor instead credit on Closing against the Purchase Price the aggregate amount of the total Rent Subsidy (plus GST if applicable) rather than having Vendor provide the Rent Subsidy Agreement.

(k)	Vendor acknowledges that Purchaser and/or an affiliate of Purchaser may be required to file audited financial statements for one to three years with regard to any property acquired by the Purchaser. So long as there is no cost or liability to Vendor, Vendor shall (i) cooperate with Purchaser and its affiliates and their counsel, accountants, agents, and representatives, and provide them with access to Vendor’s books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same, (ii) execute a form of “representation” letter customary for such audits and in form and substance reasonably satisfactory to Vendor, and (iii) furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request. Purchaser will pay the costs associated with any such audit and shall pay for all reasonable out of pocket expenses incurred by the Vendor in fulfilling its obligations under this subsection 3.3 (k).
(l)	The Vendor will enter into, as of Closing, a head lease for vacant premises not covered by the Rent Subsidy Agreement referred to in Subparagraph 3.3(j) above (“Master Lease”) for a term expiring December 31st, 2007, that provides for payment of a total of $2,500,000.00 plus GST, payable in equal monthly payments (“Monthly Payments”). The Monthly Payments shall be the equivalent of gross rent and shall be payable regardless of whether vacant space is subsequently leased. The Monthly Payments shall be paid in advance, commencing on the first day of the month following the Closing Date and ending with the monthly payment on December 1st, 2007. Such Master Lease shall be on the Vendor’s form, subject to the approval of the Purchaser acting reasonably. For further clarity, the Purchaser is not obliged to repay the Vendor any amounts of the $2,500,000.00 during the repayment term in the event the vacant premises are leased up. The Master Lease shall not require or permit occupancy, shall not require any additional rent or property tax or other payments of any kind, shall not require insurance, and shall not require any other terms typical of an in-occupation lease except as set out herein. The Vendor and Purchaser also will enter into an escrow agreement (“Master Lease Escrow Agreement”) with the Vendor’s Solicitors which provides for the Vendor to deposit $2,500,000 together with applicable GST with the Vendor’s Solicitors at Closing and for the Vendor’s Solicitors to deliver to the Purchaser the Monthly Payments plus all applicable GST on the first day of each month after Closing as set out above. The Vendor shall have no right to object to any payment of such amounts by the Vendor’s Solicitors to the Purchaser. Interest accrued on the escrowed funds as set out above shall be for the benefit of the Vendor and shall be payable to the Vendor immediately after the payment of the final monthly payment as set out above.

(m)	The provisions of this Section 3.3 shall survive the Closing for the period of time that there are outstanding obligations of the Purchaser and the Vendor as expressly described in this Section 3.3.
ARTICLE 4
CONDITIONS
4.1 Conditions for Vendor
The obligation of the Vendor to complete the Transaction shall be subject to fulfilment of each of the following conditions on or before the Closing Date:
(a)	on the Closing Date all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at Closing shall have been complied with or performed in all material respects; and

(b)	on the Closing Date, all of the representations and warranties of the Purchaser set out in Section 6.2 shall be true and accurate in all material respects as if made as of the Closing Date provided that, for greater certainty, it is confirmed that if a representation and warranty is stated in Section 6.2 to be made only with reference to a specified date or time, it shall not be required to be true and accurate on the Closing Date except with reference to such date and time.
The conditions set forth in this Section 4.1 are for the benefit of the Vendor and may be waived in whole or in part by the Vendor by notice in writing to the Purchaser by the date and time set forth above for the satisfaction of each such condition.
4.2 Conditions for Purchaser
The obligations of the Purchaser to complete the Transaction shall be subject to fulfilment of each of the following conditions on or before the Closing Date:
(a)	by the Closing Date, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed in all material respects;

(b)	on the Closing Date, all of the representations, warranties and certifications of the Vendor set out in Section 6.1 shall be true and accurate in all material respects, subject to the restriction set forth in Section 6.3 of this Agreement on the right of the Purchaser to terminate this Agreement where the breach of such representations, warranties and certifications does not result in a Material Value Reduction, provided that, for greater certainty, it is confirmed that if a representation, warranty or certification is stated in Section 6.1 to be made only with reference to a specified date or time, it shall not be required to be true and accurate on the Closing Date except with reference to such date or time; and

(c)	on the Closing Date, the Vendor shall have delivered to the Purchaser, the Tenant Estoppels provided for in Section 2.3, provided that, to the extent the Vendor is permitted under Section 2.3, it may provide a Certificate re: Leases in lieu of certain Tenant Estoppels and the delivery of such Certificate re: Leases shall constitute satisfaction of this condition in respect of each such Lease.
The conditions set forth in this Section 4.2 are for the benefit of the Purchaser and may be waived in whole or in part by the Purchaser by notice in writing to the Vendor by the date and time set forth above for the satisfaction of each such condition.
4.3 Non-Satisfaction of Conditions
(a)	In the event any conditions set forth in Sections 4.1 and 4.2 are not satisfied or waived as therein provided on or before the applicable date or time referred to in Section 4.1 or Section 4.2, as the case may be (such condition being referred to as the “Unsatisfied Condition”), this Agreement shall, upon Notice by the party having the benefit of the

Unsatisfied Condition to the other party, and subject to Section 6.3(c), as applicable, be terminated, the Deposit and all interest earned thereon shall be returned to Purchaser, and both parties hereto shall be released from all of their liabilities and obligations under this Agreement (other than those obligations which are expressly stated to survive termination of this Agreement) unless the sole reason for the Unsatisfied Condition not being satisfied is the breach by a party hereto of an obligation under this Agreement, in which case, subject to the other relevant provisions of this Agreement, the provisions of Section 8.24 shall apply.
(b)	If, on the Closing Date, all of the conditions in Section 4.1 have been satisfied or waived (other than those not satisfied solely due to the default of the Vendor) and the Purchaser is not in default under any provision of this Agreement and one or more of the conditions in Section 4.2 has not been fulfilled, then the Purchaser, at its option, may elect either (i) if there has been a Material Value Reduction, to terminate this Agreement by notice in writing to the Vendor (in which event the Purchaser waives any other claim for damages or remedy against the Purchaser) or (ii) to proceed to Closing (or require specific performance) of this Agreement, in which event the Purchaser shall have the remedies set out in Section 8.24 of this Agreement.

(c)	Notwithstanding any other provisions of this Agreement, if by the applicable time or date referred to in Section 4.1 or Section 4.2, as the case may be, the party having the benefit of any given condition has not given notice to the other party that such condition has been waived or satisfied, such condition shall be deemed not to have been waived or satisfied.

(d)	Notwithstanding any other provisions of this agreement, neither party shall be entitled to claim from the other indirect, consequential, aggravated, punitive or special damages.

(e)	The provisions of this Section 4.3 shall survive the termination of this Agreement.
4.4 Efforts to Satisfy Conditions
Without derogating from any party’s rights or obligations under this Agreement, it is agreed that the Vendor shall act in good faith and use reasonable efforts (without the expenditure of money other than reasonable legal fees and disbursements) to satisfy, or cause to be satisfied, all of the conditions set forth in Subsection 4.2 and the Purchaser shall act in good faith and use reasonable efforts (without the expenditure of money other than reasonable legal fees and disbursements, fees payable under the Competition Act (Canada) and any other amounts, (including, without limitation, the Purchase Price), payable by the Purchaser pursuant to the express provisions hereof) to satisfy, or cause to be satisfied, the conditions set out in Subsection 4.1. Provided that, unless the Vendor has otherwise in this Agreement specifically agreed to do so, nothing in this Agreement shall be interpreted as requiring the Vendor to spend money (other than reasonable legal fees and disbursements and follow-up with Tenants with respect to Tenant Estoppels) to satisfy any conditions, correct any inaccurate or incorrect representations or warranties or to address any defects, deficiencies or concerns identified by the Purchaser with respect to any Property, Subject Assets, Encumbrances or any other matter or aspect of the Transaction whatsoever. Each party shall cooperate with the other party and provide the other party with information in its possession, and not otherwise available to the other party, necessary to seek the approvals or waivers referred to in Subsections 4.1 and 4.2. Each of the Purchaser and the Vendor shall act in good faith in determining whether or not a condition in its favour has been satisfied.
In the event that, after the Vendor has delivered a Certificate re: Lease in respect of a Lease, the Vendor is subsequently able to obtain a Tenant’s Estoppel in compliance with Section 2.3 in respect of such Lease, and containing information consistent in all substantial respects with the unexecuted Tenant Estoppel attached to the Certificate re: Leases, then the Certificate re: Leases shall cease to have any force or effect in respect to such Lease and shall be replaced by the Tenant’s Estoppel.
4.5 Competition Act - Pre-Merger Notification
Notwithstanding any other provision of this Agreement, the obligation of each of the Vendor and the Purchaser to complete the transaction contemplated by this Agreement on Closing shall be subject to the condition that on or before the Closing Date, the Purchaser, with the cooperation of the Vendor shall, if required by law, have either (i) obtained an advance ruling certificate under Section 102 of the Competition Act (Canada) or (ii) (A) the Purchaser and the Vendor shall each have filed all notices and information required under Part IX of the Competition Act (Canada) and have satisfied any outstanding requests for additional information from the Commissioner of Competition appointed under the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired, been terminated or waived and (B) the Commissioner of Competition shall have confirmed, in writing, that she has no present intention to restrain or challenge any part of the transaction contemplated by this Agreement (“Competition Act Approval”). The Purchaser shall pay the governmental application fee to the Commissioner of Competition. The condition contained in this Section 4.5 cannot be waived by either party to this Agreement. If by 5:00 p.m. on the fifth (5th) Business Day prior to the Closing Date, the Purchaser has not received Competition Act Approval, the Purchaser shall have the right to extend the Closing Date from time to time for a period or periods as necessary to obtain Competition Act Approval and in the aggregate not exceeding sixty (60) days, upon the Purchaser giving the Vendor written notice of the extended date at least four (4) Business Days prior to the Closing Date. If the condition contained in this Section 4.5 has not been satisfied by the Closing Date or the extended date, as the case may be, the Deposit and all interest accrued thereon shall be returned to Purchaser, this Agreement shall be null and void and of no further force or effect whatsoever and each party shall be released from all of its liabilities and obligations under this Agreement (other than those liabilities and obligations which are expressly stated to survive termination of this Agreement).
Within three (3) Business Days after the Purchaser’s Condition Date, the Purchaser, at its own expense, shall file a request for an advance ruling certificate under section 102 of the Competition Act (Canada) in respect of the Transaction, and pay all filing fees in connection therewith. The Vendor shall cooperate with the Purchaser and provide the Purchaser with information in the possession of the Vendor necessary to make such filing and any additional notification or information filing required or advisable, in Purchaser’s opinion acting reasonably, to obtain Competition Act Approval.

4.6 OFAC
Pursuant to United States Presidential Executive Order 13224 (“Executive Order”), Purchaser is required to ensure that it does not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those persons (i) described in Section 1 of the Executive Order or (ii) listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” published by the United States Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Chapter V, Appendix A, as in effect from time to time (as to (i) and (ii), a “Blocked Person). If Purchaser learns that Vendor is, becoming, or appears to be a Blocked Person, Purchaser may delay the purchase contemplated by this Agreement pending Purchaser’s conclusion of its investigation into the matter of Vendor’s status as a Blocked Person. If the Vendor is or becomes a Blocked Person, Purchaser shall have the right, exercisable no later than three (3) Business Days after learning that the Vendor is, or is becoming, a Blocked Person and in any event prior to Closing, to immediately terminate this Agreement by notice in writing to the Vendor and receive a return of the Deposit and take all other actions necessary or in the reasonable opinion of Purchaser appropriate to comply with applicable law, provided that nothing herein shall entitle the Purchaser to make any claim for costs or damages in connection therewith, and the Vendor shall have no liability as a result thereof.
ARTICLE 5
CLOSING DOCUMENTS
5.1 Closing Arrangements
The Closing shall commence at 10:00 a.m. on the Closing Date at the office of the Vendor’s Solicitors or at such other time or place as the parties shall mutually agree upon in writing and shall continue until the Closing is completed or this Agreement is validly terminated in accordance with the terms hereof.
5.2 Vendor’s Closing Deliveries
On or before Closing, subject to the provisions of this Agreement, the Vendor shall deliver, or cause to be delivered, to the Purchaser’s Solicitors the following, duly executed by the Vendor where they are to be a party thereto:
(a)	registrable transfers, conveyances or assignments (the “Transfer Documents”) in favour of the Purchaser of the 100% legal and beneficial interest in the Property;

(b)	the Assignment and Assumption of Leases (including an assignment and transfer of all non-cash security from Tenants) and any specific assignment and/or assumption agreements which may be required under any of the Assigned Leases which Assignment and Assumption shall provide for reciprocal indemnities between the parties for all liabilities, costs, damages, claims and proceedings in respect of all the obligations and liabilities under or pursuant to such Assigned Leases, with the Vendor indemnifying for pre-closing matters and the Purchaser for post-closing matters;
(c)	the Assignment and Assumption of Contracts and any specific assignment and/or assumption agreements which may be required under any of the Assigned Contracts (including Permitted Encumbrances ) which Assignment and Assumption shall provide for reciprocal indemnities between the parties for all liabilities, costs, damages, claims and proceedings in respect of all the obligations and liabilities under or pursuant to such Assigned Contracts, with the Vendor indemnifying for pre-closing matters and the Purchaser for post-closing matters;

(d)	the Assignment of Assigned Trade-marks (if any);

(e)	the Bill of Sale;

(f)	the Corporate Certificate re: Vendor;

(g)	the Statement of Adjustments;

(h)	any Tenant Estoppels received by the Vendor pursuant to Section 2.3 and the Certificate re: Leases, if required;

(i)	notices to Tenants advising of the sale of the Subject Assets and directing that all Rents payable after Closing be paid to the Purchaser or as the Purchaser directs;

(j)	a direction as to the payee or payees of the Balance;

(k)	an undertaking by the Vendor to re-adjust the Adjustments in accordance with Section 3.3;

(l)	all consents or waivers from any third parties required under the terms of any of the Assigned Contracts, Assigned Leases or Permitted Encumbrances in connection with the sale of the Subject Assets to the Purchaser that the Vendor has been able to obtain and all notifications which the Vendor is required to give to any third party under any of the Assigned Contracts, Assigned Leases or Permitted Encumbrances in connection with the sale of the Subject Assets to the Purchaser;

(m)	a statutory declaration of an officer of the Vendor confirming that the Purchase Price is not subject to withholding tax pursuant to the non-residency provisions of the Income Tax Act (Canada);

(n)	all keys and other access devices to the Buildings (to be left at the management office at the Property (the “Property Management Office”));

(o)	executed copies of all Assigned Leases and Assigned Contracts, together with all files and correspondence with respect thereto, and all originals thereof to the extent in the possession of the Vendor (to be left at the Property Management Office);

(p)	registrable discharges of all Encumbrances registered in the Land Registry Office in which the Lands are located and which are not Permitted Encumbrances . However, if a discharge of a mortgage and ancillary security is not available on the Closing Date, the Vendor shall be entitled to register a discharge of same no later than 120 days after the Closing Date so long as the security is to Merrill Lynch Canada or mortgaging servicing agent for Merrill Lynch Canada, a Canadian Chartered Bank or other financial institution or insurance company and the recommendations of the Law Society regarding the discharge of such encumbrances post closing are complied with, including the provision to the Purchaser of a mortgage statement for discharge purposes in respect of the mortgage to be paid out and an undertaking of the Vendor’s Solicitor to pay the balance due under the mortgage out of the Balance;

(q)	registrable discharges in respect of all financing statements registered under personal property security legislation against the Vendor affecting the Subject Assets which are in respect of Encumbrances other than those which are otherwise Permitted Encumbrances (subject to any provisions as to the release and registration of such discharges set out below) or, alternatively, a certificate of the Vendor (which shall survive Closing) certifying that none of the financing statements registered under personal property security legislation against the Vendor, affect the Subject Assets, other than in respect of Encumbrances which are Permitted Encumbrances, such certificate to be satisfactory to the Purchaser, acting reasonably;

(r)	unless Purchaser elects to have the entire Rent Subsidy credited against the Purchase Price at Closing, a Rent Subsidy Agreement as set out in Section 3.3(j) of this Agreement;

(s)	the Chattels;

(t)	all originals of any licenses, permits and governmental approvals if in the possession of the Vendor or copies of same if in the possession of the Vendor and if not otherwise already delivered to the Purchaser;

(u)	the Master Lease and Master Lease Escrow Agreement as set out in Section 3.3(l) of this Agreement;

(v)	all other documents which the Purchaser reasonably requests to give effect to the Transaction and to result in the proper transfer, assignment and conveyance of the Subject Assets by the Vendor to the Purchaser free and clear of all Encumbrances other than Permitted Encumbrances;

(w)	updated List of Leases certified to be, to the best knowledge of the Vendor, true, accurate and complete by Vendor; and

(x)	updated List of Service Contracts certified to be, to the best knowledge of the Vendor, true, accurate and complete by Vendor.

All documentation shall be in form and substance acceptable to the Purchaser’s Solicitors and the Vendor’s Solicitors, each acting reasonably and in good faith.
5.3 Purchaser’s Closing Documents
On or before Closing, subject to the terms and conditions of this Agreement, the Purchaser shall deliver or cause to be delivered to the Vendor’s Solicitors the following, duly executed by the Purchaser where it is a party thereto:
(a)	the Balance of the Purchase Price;

(b)	the Assignment and Assumption of Leases and any specific assignment and assumption agreements which may be required under any of the Assigned Leases which Assignment and Assumption shall provide for reciprocal indemnities between the parties for all liabilities, costs, damages, claims and proceedings in respect of all the obligations and liabilities under or pursuant to such Assigned Leases, with the Vendor indemnifying for pre-closing matters and the Purchaser for post-closing matters;

(c)	the Assignment and Assumption of Contracts and any specific assignment and/ or assumption agreements and other documentation which may be required under any of the Assigned Contracts, including, without limitation, an assignment and assumption of the Johnson Controls Energy Services Contract and any ancillary documentation required in connection with the assumption of such Contract which Assignment and Assumption shall provide for reciprocal indemnities between the parties for all liabilities, costs, damages, claims and proceedings in respect of all the obligations and liabilities under or pursuant to such Assigned Contracts, with the Vendor indemnifying for pre-closing matters and the Purchaser for post-closing matters;

(d)	the Assignment of Assigned Trade-marks (if any);

(e)	the Corporate Certificate re: Purchaser;

(f)	an undertaking by the Purchaser to re-adjust the Adjustments in accordance with Section 3.3;

(g)	the GST Declaration and Indemnity;

(h)	assumption agreements or other agreements, notices, undertakings or other instruments required to be delivered by the Purchaser in favour of any other Persons with an interest in the Property pursuant to any Assigned Contracts, Assigned Leases or Permitted Encumbrances, or as the Vendor may otherwise reasonably require;

(i)	if applicable, the replacement letters of credit and security documents contemplated in Subsection 3.3(i);

(k)	the Master Lease and Master Lease Escrow Agreement as set forth in Section 3.3(l) of this Agreement; and

(l)	all other documents which the Vendor reasonably requests to give effect to the Transaction and to result in the proper assumption of the Subject Assets by the Purchaser.
All documentation shall be in form and substance acceptable to the Purchaser’s Solicitors and the Vendor’s Solicitors, each acting reasonably and in good faith.
5.4 Forms of Closing Documents
Except where expressly provided otherwise in this Agreement or it is provided that an agreement is to be satisfactory to a party in its sole and absolute discretion, the form of all agreements to be delivered by the Purchaser and the Vendor on Closing shall be acceptable to both parties, each acting reasonably and in good faith.
5.5 Registration and Other Costs
(a)	The Vendor and the Purchaser shall be responsible for the costs of the Vendor’s Solicitors and the Purchaser’s Solicitors, respectively, in respect of the Transaction. The Purchaser shall be responsible for and pay, in addition to the Purchase Price, all registration taxes, fees and other costs payable in respect of registration by it of any documents on Closing (including Transfer Documents) and all federal and provincial sales and other taxes payable by a purchaser upon or in connection with the conveyance or transfer of the Subject Assets, including provincial retail sales tax and goods and services tax. The Vendor shall be responsible for the costs of preparing and registering any discharges of Encumbrances with respect to the Subject Assets which are not Permitted Encumbrances.

(b)	The Purchaser shall indemnify and save harmless the Vendor, and its shareholders, directors, officers, employees and agents from all Claims incurred, suffered or sustained as a result of a failure by the Purchaser:
(i)	to pay any federal, provincial or other taxes payable by the Purchaser in connection with the conveyance or transfer of the Subject Assets whether arising from a reassessment or otherwise, including provincial retail sales tax and goods and services tax, if applicable; or

(ii)	to file any returns, certificates, filings, elections, notices or other documents required to be filed by the Purchaser with any federal, provincial or other taxing authorities in connection with the conveyance or transfer of the Subject Assets.
(c)	The Purchaser and the Vendor agree that if GST is exigible on this Transaction then, subject as is herein provided, it is the Vendor’s obligation to collect the GST, and the Purchaser’s obligation to pay the GST on Closing. The Purchaser and the Vendor acknowledge and agree that the Purchase Price and all other amounts referenced herein are exclusive of GST. The Purchaser covenants and agrees that on Closing it shall either: (i) execute and deliver to the Vendor the GST Declaration and Indemnity; or (ii) pay, in

addition to the Purchase Price, by certified cheque payable to, or as directed by the Vendor, the GST on the Purchase Price.
(d)	The provisions of this Section 5.5 shall survive the Closing.
5.6 Tender: Electronic Registration
The parties acknowledge that the electronic registration system (“TERS”) is operative in the Land Registry Office in which the Lands are located, and agree that the following provisions shall apply in this regard:
(a)	each of the Purchaser’s Solicitor and the Vendor’s Solicitor are hereby authorized to enter into a document registration agreement in the form adopted by the Joint LSUC-CBAO Committee on Electronic Registration of Title Documents on September 19, 2000 or any successor version thereto (the “DRA”), together with the requirement that the registering solicitor shall be obliged to provide the non-registering solicitor with a copy of the registration report printed by TERS upon the registration of the electronic documents, as evidence of the registration thereof, within one (1) Business Day of the Closing Date. It is understood and agreed that the DRA shall outline or establish the procedures and timing for completing this transaction electronically, and shall be executed by both the Vendor’s Solicitor and the Purchaser’s Solicitor and exchanged between such solicitors (such that each solicitor has a copy of the DRA duly executed by both solicitors) by no later than five (5) days before the Closing Date;

(b)	the delivery and exchange of documents and funds, and the release thereof to the Vendor and the Purchaser, as the case may be, shall be governed by the DRA, pursuant to which the solicitor receiving any documents and/or funds will be required to hold them in escrow and will not be entitled to release them except in strict accordance with the provisions of the DRA;

(c)	notwithstanding anything contained in this Agreement or in the DRA to the contrary, it is expressly understood and agreed by the parties hereto that an effective tender shall be deemed to have been validly made by either party (the “Tendering Party”) upon the other party (the “Receiving Party”) when the solicitor for the Tendering Party has:
(i)	delivered all applicable Closing Documents and funds to the Receiving Party’s solicitor in accordance with the provisions of the DRA;

(ii)	advised the solicitor for the Receiving Party, in writing, that the Tendering Party is ready, willing and able to complete the transaction in accordance with the terms and provisions of this Agreement; and

(iii)	completed all steps required by TERS to complete this transaction that can be performed or undertaken by the Tendering Party’s solicitor without the cooperation or participation of the Receiving Party’s solicitor, and specifically when the Tendering Party’s solicitor has electronically “signed” the

Transfer/Deed of Land for completeness and granted “access” to the Receiving Party’s solicitor (but without the Tendering Party’s solicitor releasing the Transfer/Deed of Land for registration by the Receiving Party’s solicitor), without the necessity of personally attending upon the Receiving Party or the Receiving Party’s solicitor with the documents and/or funds, and without any requirement to have an independent witness evidencing the foregoing.
ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1 Vendor’s Representations
The Vendor hereby represents and warrants to and in favour of the Purchaser that as of the date of this Agreement and (except as otherwise provided in this Section 6.1) as of the Closing Date:
(a)	it a corporation duly incorporated and subsisting under the laws of its place of incorporation, and has the necessary corporate authority, power and capacity to own its interest in the Subject Assets and to enter into this Agreement and all agreements, transfers, assignments and other documents to be delivered by it pursuant hereto and to complete the Transaction and perform its obligations under the documents to be entered into by it pursuant hereto in respect of the Transaction on the terms and conditions herein contained;

(b)	this Agreement and the obligations of the Vendor hereunder and each of the agreements, transfers, assignments and other documents entered into by the Vendor pursuant hereto (including without limitation, the Closing Documents), and the Transaction contemplated herein, have been duly and validly authorized by all requisite proceedings of the Vendor and constitute (or will constitute on Closing, in the case of Closing Documents) legal, valid and binding obligations of the Vendor enforceable against the Vendor in accordance with its and their terms;

(c)	to the best knowledge of the Vendor, neither the entering into nor delivery of this Agreement nor the completion by the Vendor of the Transaction will conflict with or constitute a default under any Applicable Laws, provided that any approvals, consents or notifications necessary pursuant to the Competition Act (Canada) are obtained as contemplated by this Agreement; and no approval or consent of any Governmental Authority is required (other than a consent, if any, required pursuant to the Competition Act (Canada)) or a consent, if any, required from a party to any Permitted Encumbrance or Title Document) in connection with the execution and delivery of this Agreement by the Vendor and the consummation of the Transaction;

(d)	the execution, delivery and performance of this Agreement by the Vendor does not result in the violation of any of the provisions of the constating documents or by-laws of the Vendor;

(e)	to the best knowledge of the Vendor, except for Approved Leases and the Short Term Leases, the Leases Disclosed to the Purchaser are and will, subject to any termination that may occur by operation of law or bankruptcy, be on the Closing Date, the only agreements to lease or sublease, leases, subleases, renewals of leases or subleases or other rights, licences or agreements (other than Permitted Encumbrances which are not Leases) granted by or on behalf of the Vendor or its predecessors in interest as owner of the Property which entitle any Person to possess or occupy any portion of the Lands or any space within any Buildings or any part thereof;

(f)	to the best knowledge of the Vendor, except for Approved Contracts, the Short Term Contracts and Permitted Encumbrances registered in the Land Registry Office against title to the Lands, the Contracts Disclosed to the Purchaser, are and will be on the Closing Date the only Contracts to which the Vendor is a party or by which the Vendor or the Property is bound in respect of the ownership, development, maintenance, operation, leasing, cleaning, security, fire protection or servicing of the Property (excluding Leases, policies of insurance, management contracts, Encumbrances which will be discharged by the Vendor on or before Closing and Encumbrances or Contracts (including Permitted Encumbrances) registered in the Land Registry Office against title to the Lands);

(g)	to the best knowledge of the Vendor, except as will be Disclosed to the Purchaser prior to 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date, as of such date and time (but not any other date or time), the Vendor has not received written notice of any pending or threatened expropriation proceedings relating to the Property;

(h)	to the best knowledge of the Vendor, except as will be Disclosed to the Purchaser prior to 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date, as of such date and time (but not any other date or time), the Vendor has not received written notice which remains outstanding from any Governmental Authority or other Person with respect to any actual or threatened complaint, claim, citation, order (including any pollution control order, stop order, pollution abatement order, pollution prevention order or remediation order), directive, request for information, statement of claim or notice of investigation concerning any alleged violation of, liability or potential liability under any Applicable Laws relating to environmental matters with respect to the Property;

(i)	to the best knowledge of the Vendor, except as will be Disclosed to the Purchaser, prior to 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date, there is, as of such date and time (but not any other date or time), no litigation or proceeding, including appeals and applications for review, in progress and no litigation or claim threatened against or relating to the Vendor or affecting the Subject Assets before any Governmental Authority or arbitration panel which affects the Subject Assets, and there is not, as of the date of this Agreement (but not any other date or time), outstanding against the Vendor any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator which materially adversely affects the Subject Assets;

(j)	the Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada);

(k)	to the best knowledge of the Vendor, except as Disclosed to the Purchaser not less than three (3) Business Days prior to the Purchaser’s Condition Date (but not at any other date or time), (i) no unfair labour practice complaint, grievance or arbitration proceeding is pending or to the best knowledge of the Vendor, threatened against the Vendor or affecting the Property, (ii) no collective agreement is currently being negotiated by the Vendor and there are no collective agreements which in either case are or will become binding upon the Purchaser upon Closing, (iii) no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Property Employees or to the best knowledge of the Vendor has threatened to apply to be certified as bargaining agent of any Property Employees, (iv) there is no labour strike, dispute, work slowdown or stoppage pending or involving or to the best knowledge of the Vendor threatened against or related to the Property;

(l)	the Chattels referred to on the list provided to the Purchaser pursuant to Subsection 2.2(i) which are indicated on such list to be owned by the Vendor are owned by the Vendor free and clear of all Encumbrances other than Encumbrances which will be discharged on or before Closing and Permitted Encumbrances, if any;

(m)	except as disclosed to the Purchaser in the Employment Exceptions List (as the same may be updated until three (3) Business Days’ prior to the expiry of the Purchaser’s Condition Date), the Vendor is in material compliance with all applicable employment legislation as such relates to the Property Employees and which imposes on the Purchaser successor obligations as a result of their hiring pursuant to Section 7.8 herein;

(n)	the gross book value of the Subject Assets, calculated in accordance with the Investment Canada Act and the regulations promulgated thereunder, is below $265,000,000 (Two Hundred and Sixty-Five Million Canadian dollars);

(o)	the Vendor has, in accordance with Applicable Law, invoiced, collected, withheld, reported and remitted to the appropriate Governmental Authority (within the time prescribed) all withholding, payroll or employment taxes, employment insurance, Canada Pension Plan and provincial pension plan contributions and other deductions at source with respect to Property Employees as required by Applicable Law due and payable by Vendor up to Closing;

(p)	to the best knowledge of the Vendor, the List of Leases and any updated List of Leases provided on Closing shall, on the date provided, be a true, accurate and complete list of all Leases; and

(q)	to the best knowledge of the Vendor, the List of Service Contracts and any updated List of Service Contracts provided on Closing shall, on the date provided, be a true, accurate and complete list of all Service Contracts.
For the foregoing purposes of this Agreement, “to the best knowledge of the Vendor” or similar words mean to the Vendor’s actual knowledge (and excluding deemed, constructive or imputed knowledge) after having made enquiry solely of its property manager for the Property. For greater certainty, where any representation and warranty is stated in this Section to be made only with reference to a specified date or time, it is not being made with reference to any other date or time. This Section 6.1 shall survive the Closing, subject to Section 6.3 and, if applicable, Section 6.6.
6.2 Purchaser’s Representations
The Purchaser hereby represents and warrants to and in favour of the Vendor that as of the date of this Agreement and as of the Closing Date:
(a)	the Purchaser is a Limited Partnership subsisting under the laws of the State of Delaware in the United States of America and has the necessary corporate authority, power and capacity to own the Subject Assets and to enter into this Agreement and all agreements, transfers, assignments and other documents to be delivered by it pursuant hereto and, subject to the approval of the General Partner’s Board of Directors obtained prior to the expiry of the Purchaser’s Condition Date, will be authorized and have the power and capacity to complete the Transaction and perform its obligations under the documents entered into by it pursuant hereto in respect of the Transaction on the terms and conditions herein contained;

(b)	this Agreement and the obligations of the Purchaser hereunder and each of the agreements, transfers, assignments and other documents entered into by the Purchaser pursuant hereto (including, without limitation, the Closing Documents) and the Transaction contemplated herein will, upon approval of the General Partner’s Board of Directors obtained prior to the expiry of the Purchaser’s Condition Date, have been duly and validly authorized by all requisite proceedings of the Purchaser and constitute (or will constitute on Closing, in the case of the Closing Documents) legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its and their terms;

(c)	neither the entering into nor delivery of this Agreement nor the completion by the Purchaser of the Transaction will conflict with or constitute a default under any Applicable Laws, provided that any approvals or consents necessary pursuant to the Competition Act (Canada) are obtained as contemplated by this Agreement; and no approval or consent of any Governmental Authority is required (other than a consent, if any, required pursuant to the Competition Act (Canada)) in connection with the execution and delivery of this Agreement by the Purchaser and the consummation of the Transaction;

(d)	the execution, delivery and performance of this Agreement by the Purchaser does not result in the violation of any of the provisions of the constating documents or by-laws of the Purchaser; and

(e)	the Purchaser has not retained the services of any real estate broker or agent in connection with the transactions contemplated by this Agreement.

This Section 6.2 shall survive the Closing, subject to Section 6.3 and, if applicable, Section 6.6.
6.3 Survival of Representations, Warranties and Certifications
(a)	The representations, warranties, and certifications contained in this Agreement or in any Closing Documents (including, without limitation, the Certificate re: Leases) and the covenants and indemnities specified below shall not merge on Closing and, shall survive until the expiry of nine (9) months following the Closing Date (the “Survival Period”) save and except only that (A) the covenants regarding Adjustments as set out in Section 3.3 survive in accordance with the timeframes provided therein; (B) there is no limitation upon the period for making a Claim (other than the limitation periods prescribed at law) in respect of the covenants and indemnities set out in Sections 5.2(b), 5.2(c), 5.3(b), 5.3(c), 5.5, 6.5, 7.2(b)(in respect of assignment of insurance proceeds to the Purchaser), 7.8, 7.9 (in respect of the payment of an expropriation award to the Vendor, and 8.18 (sub-subsections (A) and (B) above in this Subsection being herein referenced as the “Surviving Covenants”); and (c) the right to make a Claim pursuant to a Third Party Claim pursuant to Section 6.6 shall only survive Closing to the extent that the Claim would still survive under this Agreement against the Responding Party if bought directly by the Claiming Party. Except as otherwise expressly provided above in this Agreement, no representations, warranties, covenants or agreements of the Vendor and Purchaser in this Agreement shall survive the Closing. The party which has received a representation, warranty or certification, whether in this Agreement or in any Closing Document, or in whose favour a Surviving Covenant was made, shall give written notice to the other party of each breach of the representation, warranty, certification or Surviving Covenant, together with details thereof, within a reasonable time after becoming aware of the breach and in any event no later than the last day of the Survival Period. Notwithstanding any other provision of this Agreement or any of the Closing Documents, no Claim may be asserted or pursued against any party hereto, or any action, suit or other proceedings commenced or pursued, for or in respect of any breach of any representation, warranty or certification made by such party in this Agreement or in any Closing Document or for or in respect of any Surviving Covenant unless written notice of such Claim is received by such party describing in detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the last day of the Survival Period, or other period referenced in one of the sections or subsections referenced in (A) or (B) above, irrespective of whether the subject matter of such Claim shall have occurred before or after such date; and upon the expiry of the Survival Period, or other period referenced in one of the sections or subsections referenced in (A) or (B) above, all such representations, warranties, certifications shall cease to have any effect except to the extent a written Claim has been previously given in respect thereof in accordance with this Subsection and Subsection 6.3(b).

(b)	Notwithstanding the foregoing provisions of this Section or any other provisions of this Agreement or any Closing Documents, the liability of any party to this Agreement (herein referred to as the “Responding Party”) after Closing in respect of any representation, warranty, or certification made by such Responding Party in or pursuant to this Agreement made by such Responding Party (but excluding any implied covenants deemed to be included in the transfer pursuant to Section 5(1) of the Land Registration Reform Act, RSO 1990 except Section 5(1)(l)(iv)) shall be subject to and limited by the following:
(i)	The provisions of Section 8.24 as applicable;

(ii)	no Claim shall be brought against the Responding Party by the other party to this Agreement (the “Claiming Party”) until the aggregate of all the amounts claimed pursuant to such Claim or Claims that have then been made by the Claiming Party against the Responding Party exceed $750,000; provided that if the aggregate of all such Claims exceeds $750,000, the Claiming Party shall be entitled to recover the entire amount of the Claim or Claims including the initial $750,000 if such Claims are successful provided that the foregoing provisions shall not apply in respect of any Claim related to the provisions of Sections 3.3, 5.5, 6.5, 7.8 or 8.18;

(iii)	if any breach of any such representation, warranty, or certification or Surviving Covenant can be remedied within a reasonable period of time (not to exceed 180 days after written notice thereof is given), the Responding Party shall be given a reasonable opportunity to remedy any such breach, provided such breach is capable of being remedied and granting such opportunity does not, in the opinion of the Claiming Party, acting reasonably, adversely affect the Claiming Party; and

(iv)	the provisions of Section 6.3(a) and 6.6, if applicable.
(c)	It is agreed that, notwithstanding any other provision of this Agreement:
(i)	the Purchaser shall not have the right to terminate this Agreement as a result of the breach by the Vendor of one or more representations, warranties or certifications made by the Vendor in this Agreement unless as a result of any such representations, warranties or certifications being breached there is a Material Value Reduction;

(ii)	if there is such Material Value Reduction as a result of the breach by the Vendor of one or more such representations, warranties or certifications, the Purchaser shall have the right to terminate this Agreement or to proceed to complete the Transaction and have its rights under Section 8.24; and
For greater certainty, it is confirmed that reference to a breach of any representation, warranty or certification means such representation, warranty or certification is not true and accurate. “Material Value Reduction” means that the fair market value of the Subject Assets is at least Ten Million Dollars ($10,000,000) less than the value of the Subject Assets would be if such representation, warranty or certification were true and accurate.

(d)	This Section 6.3 shall survive the Closing or the termination of this Agreement.
6.4 “As-Is” Purchase
The Purchaser acknowledges and agrees that:
(a)	except for the representations, warranties and certifications of the Vendor expressly set out in Section 6.1 or in the Closing Documents, in entering into this Agreement and closing the Transaction, the Purchaser has relied and will continue to rely entirely and solely upon its own inspections and investigations with respect to the Subject Assets;

(b)	except as otherwise expressly provided for in this Agreement or in the Closing Documents, the Subject Assets are being purchased and assumed by the Purchaser on an “as is, where is” basis as of the date of this Agreement and without any express or implied agreement or representation and warranty or certification of any kind whatsoever or any liability or obligation of the Vendor as to the physical or financial condition, suitability for development, fitness for a particular purpose, merchantability, title, physical characteristics, profitability, use or zoning, environmental condition, existence of latent defects, quality, or any other aspect or characteristic thereof;

(c)	except as otherwise expressly provided for in this Agreement, the Vendor makes no agreements or representations and warranties or certifications concerning any statements made or other information delivered or made available to the Purchaser (whether by the Vendor, the Vendor’s Real Estate Broker, the Vendor’s Solicitors or any other agents, or representatives or advisors of the Vendor or any of its affiliates, or any other Person) with respect to the Subject Assets, whether as part of the information Disclosed to the Purchaser or otherwise;

(d)	except as otherwise expressly provided for in this Agreement, the Property Information is provided to the Purchaser without representation or warranty or certification and the Purchaser will rely entirely and solely upon its own investigations and inspections and shall not rely on the Property Information or any other information furnished by the Vendor or any other person or entities on behalf of or at the direction of the Vendor in connection therewith; and

(e)	except as otherwise expressly provided for in this Agreement or in the Closing Documents, the Vendor shall have no obligations or responsibility to the Purchaser after Closing with respect to any matter relating to the Subject Assets or the condition thereof.
The provisions of this Section 6.4 shall survive Closing or the termination of this Agreement.
6.5 Bulk Sales
The Purchaser agrees that it shall not require that the Vendor complies with the provisions of any statutes governing bulk sales or similar legislation applicable to the Transaction. The Vendor agrees to indemnify and save harmless the Purchaser from and against all losses which the

Purchaser may suffer or incur as a result of or arising out of such non-compliance. This Section shall survive Closing and Vendor’s obligations hereunder shall not be limited by time or in amount.
6.6 Third Party Claims
(a)	In the case of any Claim (a “Third Party Claim”) made by any arms length third party after the Closing against either the Vendor or the Purchaser (such party hereto against whom such Third Party Claim is made being referred to herein as the “Claiming Party”) with respect to which the Claiming Party seeks to make a Claim against the Responding Party as a result of the breach by the Responding Party of any representation, warranty or certification made by such Responding Party in or pursuant to this Agreement or any Closing Document, the breach by such Responding Party of any Surviving Covenant made by such Responding Party, pursuant to any indemnity made by such Responding Party in this Agreement which survives Closing, or any covenant or indemnity contained in any Closing Document, the Claiming Party shall give written notice to the Responding Party of any such Third Party Claim forthwith after receiving notice thereof. If the Claiming Party fails to give such written notice to the Responding Party, such failure shall not preclude the Claiming Party from making such claim against the Responding Party, but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Third Party Claim or increased the amount of liability or the cost of the defence.

(b)	The Responding Party shall have the right, by written notice to the Claiming Party given not later than 30 days after receipt of the notice referred to in Subsection 6.6(a), to assume the control of the defence, compromise or settlement of the Third Party Claim, so long as there is no conflict between the position of the Claiming Party and the Responding Party.

(c)	Upon the assumption of control of any Third Party Claim by the Responding Party as contemplated by Subsection 6.6(b), the Responding Party shall diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Claiming Party and, in connection therewith, the Claiming Party shall co-operate fully (but at the expense of the Responding Party) to make available to the Responding Party all pertinent information and witnesses under the Claiming Party’s control, make such assignment and take such other steps as in the opinion of counsel for the Responding Party, acting reasonably, are reasonably necessary to enable the Responding Party to conduct such defence. The Claiming Party shall have the right to participate in the negotiation, settlement or defence of any Third Party Claim at its own expense and no Third Party Claim shall be settled, compromised or otherwise disposed of without the prior written consent of the Claiming Party, such consent not to be unreasonably withheld or delayed. If the Responding Party elects to assume control of the Third Party Claim as contemplated by Subsection 6.6(b), the Claiming Party shall not pay, or permit to be paid, any part of the Third Party Claim unless the Responding Party consents in writing to such payment, such consent not to be unreasonably withheld or delayed, or unless the

Responding Party, subject to the last sentence of Subsection 6.6(d), withdraws from the defence of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Responding Party is entered against the Claiming Party in respect of such Third Party Claim.

(d)	If the Responding Party fails to give written notice to the Claiming Party as contemplated by Subsection 6.6(b) or fails to defend or, if after commencing or undertaking such defence, fails to prosecute or withdraws from such defence, the Claiming Party shall have the right to undertake the defence or settlement thereof. If the Claiming Party assumes the defence of any Third Party Claim and proposes to settle it prior to a final judgment thereon or to forego any appeal with respect thereto, then the Claiming Party shall give the Responding Party prompt written notice thereof, and the Responding Party shall have the right to participate in the settlement or assume or reassume the defence of such Third Party Claim.

(e)	This Section 6.6 shall survive the Closing in accordance with the terms of Section 6.3.
ARTICLE 7
OPERATION UNTIL CLOSING
7.1	Operation Before Closing
From the date hereof until Closing, the Vendor shall (a) insure, repair, operate and maintain the Property in accordance with the management practices of a reasonably prudent owner of properties of a similar quality, type and size as the Property in Toronto, Ontario, (b) promptly deliver to Purchaser copies of written default notices under Leases and Contracts, notices of lawsuits, notices of violations affecting the Subject Assets, any relevant expropriation, environmental, zoning or other land use regulation proceedings affecting the Property, and any notices of violations of any Applicable Laws and (c) not solicit, negotiate, or make or accept any offers to sell the Subject Assets.
7.2	Damage Before Closing
The interest of the Vendor in and to the Property shall be at the risk of the Vendor until Closing. If loss or damage to the Property occurs prior to Closing, then:
(a)	if the cost of repair or restoration, in the opinion of an independent architect or engineer satisfactory to the Vendor and the Purchaser, each acting reasonably, given within 30 days of the occurrence of such loss or damage (the “Expert Opinion”) will exceed Ten Million Dollars ($10,000,000.00) and will take longer than 180 days to repair, or if Tenants that, in the aggregate, lease more than 5% of the square footage of the Buildings, have the right to terminate their Leases as a result of such damage (such damage to the Property being referred to herein as “Substantial Damage”), then the Purchaser may, by written notice given to the Vendor within ten (10) Business Days after its receipt of the Expert Opinion, elect to terminate this Agreement and the parties shall be released from all obligations under this Agreement (except those which are expressly stated to survive termination of this Agreement). The Deposit and all interest earned thereon shall be returned to the Purchaser; or
(b)	if such loss or damage is not Substantial Damage, or is Substantial Damage but the Purchaser has not elected to exercise its termination right pursuant to Subsection 7.2(a), then neither party shall have any right to terminate this Agreement by virtue thereof, the Vendor shall adjust the Purchase Price in favour of the Purchaser by the amount of the insurance deductible and the Vendor shall assign the proceeds of the property insurance to the Purchaser and the parties shall complete the Transaction without further delay or extension of the Closing Date and the Purchaser shall assume responsibility for remediation.
If the damage or destruction occurs at such time that there is insufficient time for the Vendor or the Purchaser to make its election hereunder, the Closing Date shall be postponed to a date which is five (5) Business Days after the earlier of the date such election is made or the period for making such election has expired. For greater certainty, it is confirmed that in the event that Subsection 7.2(b) is applicable, the failure by the Vendor to complete any necessary repair or restoration prior to Closing shall not result in a delay or extension of the Closing Date. This Section 7.2 shall survive the Closing.
7.3	Leasing and Contracts
(a)	After 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date, the Vendor shall not enter into any new Lease or offers to lease, nor any Contracts, without the prior approval of the Purchaser (which approval shall not be unreasonably withheld by the Purchaser) provided that the requirement for the approval of the Purchaser shall not apply in respect of Short Term Leases, Short Term Contracts, or in the event that the Vendor is bound to enter into the relevant new Lease pursuant to a lease, agreement or offer in existence prior to 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date which was Disclosed to the Purchaser. In the case of each such Lease or Contract where the approval of the Purchaser is required, such approval shall be deemed to have been granted if no response is received from the Purchaser within three (3) Business Days following a written request therefor.
(b)	At any time after 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date, the Vendor shall not amend, terminate or accept a surrender of any Lease (other than a Short Term Lease) or release any Tenant from its liability under its Lease (other than a Short Term Lease) or amend or terminate any Contract (other than a Short Term Contract) or consent to assignment of or subletting under any Lease (other than a Short Term Lease) unless in any case the Vendor was legally bound to do so at such time, without the prior written approval of the Purchaser, (such approval shall not be unreasonably withheld by the Purchaser) such approval to be given or refused, or deemed to have been granted, in the manner contemplated in Subsection 7.3(a), mutatis mutandis.
(c)	At any time on or prior to 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date, the Vendor shall give the Purchaser prior written notice of any new

Lease or new Contract and such notice shall contain a summary of the pertinent terms of the proposed new lease or new contract. The Purchaser shall have three (3) Business Days after such notice in which to give the Vendor comments on such lease or contract, which comments the Vendor need not give effect to prior to entering into such lease or contract. Any such new lease or new contract shall thereupon be deemed to be approved by the Purchaser and the Vendor shall provide a copy thereof to the Purchaser promptly once available.
(d)	For the purposes of this Agreement: (i) “Approved Leases” means Leases and amendments thereof entered into on or after 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date where the Purchaser has granted (or is deemed to have granted) the necessary approval under Subsection 7.3(a), Subsection 7.3(b) or Subsection 7.3(c) and any Short Term Leases; and (ii) “Approved Contracts” means any Contracts and amendments thereof entered into on or after 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date where the Purchaser has granted (or is deemed to have granted) the necessary approval under Subsection 7.3(a), Subsection 7.3(b) or Subsection 7.3(c) and any Short Term Contracts.
(e)	If any Contracts involving the provision of services to the Property, or other similar Contracts, also apply to any properties other than the Property, the Vendor shall be entitled, with the consent of the Purchaser, such consent not to be unreasonably withheld or delayed, to amend each such Contract, or to the extent the Vendor is able, to replace it with a new or restated agreement, on materially the same terms, in order to provide that the Contract, as so amended or replaced (it being agreed that the Contract as so amended or replaced is the Contract for all purposes of this Agreement), shall not apply to any properties other than the Property, and failing which, the Purchaser shall be entitled to require the Vendor by written notice to terminate such Contract on or prior to Closing.
(f)	Notwithstanding anything in this Section 7.3, the Vendor may enter into Contracts without the approval of the Purchaser provided it terminates such Contracts prior to Closing and indemnifies the Purchaser in respect thereof.
(g)	If there are any Contracts which the Purchaser does not wish to assume and which, by its terms, can be terminated as of the Closing Date, then notwithstanding anything in this Agreement to the contrary, the Purchaser shall have the right, prior to the Purchaser’s Condition Date to provide Notice to the Vendor indicating which Contracts it does not wish to assume on Closing and the Vendor shall terminate such Contracts as of the Closing Date provided that: (i) there is sufficient time remaining prior to Closing to provide any notice that must be provided in respect of such termination; (ii) the Vendor is not required to assume any liabilities or to pay any expenses or costs in respect of such termination; and (iii) the Purchaser pays any costs and reasonable legal fees associated with such termination prior to Closing, failing which such costs shall be paid by the Vendor and adjusted in favour of the Vendor on the Statement of Adjustments. Without limiting the foregoing, at or prior to Closing, Vendor shall terminate, at Vendor’s cost and expense, all management, leasing, and other standing brokerage agreements excluding, for greater certainty, obligations to brokers in respect of Approved Leases, and subject to Section 3.3(f)(i).
(h)	This Section 7.3 shall survive the Closing.
7.4	Change of Circumstances
Notwithstanding any other provision of this Agreement, no default by any Person other than the Vendor under any Lease, Permitted Encumbrances or Contract (including, without limitation, any bankruptcy or event of insolvency) or repudiation or termination thereof other than as a result of the default of the Vendor or proceeding for relief therefrom, at any time after the Execution Date, and no other change, other than as a result of the default by the Vendor of any of its obligations under this Agreement, adverse to the Subject Assets or the Property or their value at any time after the Purchaser’s Condition Date (subject to the provisions of Section 2.3, Section 4.2, and Section 7.2) shall entitle the Purchaser to terminate this Agreement or to an abatement of the Purchase Price or any other right or remedy whatsoever, the Purchaser agreeing to accept the risk of the foregoing. The foregoing does not relieve, however, the Vendor from any consequences of any default by the Vendor under any such Lease, Permitted Encumbrance or Contract or this Agreement, as applicable.
7.5	Assignment of Contracts
Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Purchaser, any Lease, Contract, or Permitted Encumbrance which is (i) not assignable, or (ii) not assignable without the approval or consent of the other party or parties thereto, without first obtaining such approval or consent and which the parties expressly agree prior to 5:00 p.m. on the Purchaser’s Condition Date is to be an Assigned Lease or Assigned Contract notwithstanding such restriction on assignment (collectively “Non-Assignable Rights”). In connection with such Non-Assignable Rights the Vendor shall, at the request of the Purchaser and in each case at the Purchaser’s expense:
(a)	apply for and use all commercially reasonable efforts to obtain all such consents or approvals, in a form satisfactory to the Purchaser acting reasonably, provided that nothing herein shall require the Vendor to make any payment to any other party to any of the Contracts, Permitted Encumbrances or Leases; and
(b)	co-operate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Non-Assignable Rights to the Purchaser, including without limitation, holding any such Non-Assignable Rights in trust for the Purchaser or acting as agent for the Purchaser, provided that pursuant to such arrangements the Purchaser fully indemnifies the Vendor for all obligations or liabilities incurred thereunder or in connection therewith.
In the event of any conflict or inconsistency between this Section and any other provision of this Agreement, this Section shall prevail.

7.6	Trade-Marks
Except for the Assigned Trade-marks (if any), no trade-marks, trade-names, logos, commercial symbols, business names or other intellectual property rights are conveyed or intended to be conveyed to the Purchaser as part of the Subject Assets.
7.7	Capital Improvements
After 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date, the Vendor shall not initiate or undertake any new capital improvements to any of the Property, the cost of which is not recoverable from Tenants pursuant to the Leases, unless such capital improvements are necessary due to an emergency or life or safety issues, without the prior written approval of the Purchaser; which approval may be withheld by the Purchaser in its sole and absolute discretion. The Purchaser’s prior approval shall not be required with respect to any capital improvements which are in progress as of 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date or which are committed pursuant to Contracts or Leases which are Disclosed to the Purchaser by 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date. The Purchaser shall be responsible for the cost of any capital improvements made after the Execution Date which (a) arise pursuant to any emergency or life safety circumstances; (b) have been approved by the Purchaser in writing; or (c) are the Purchaser’s responsibility pursuant to Subsection 3.3(f)(iii). This provision shall survive the Closing.
7.8	Employees
On or before 5:00 p.m. on the third Business Day prior to the Purchaser’s Condition Date, the Purchaser agrees to provide to the Vendor a written list of the names of the Property Employees who the Purchaser proposes to hire as its employees from and after the Closing. The Purchaser and the Vendor shall agree upon, prior to the Purchaser’s Condition Date, a list (the “Retention List”) of Property Employees to be hired by the Purchaser as their employees from and after the Closing. The Purchaser shall be allowed to meet with and make offers of employment to such employees on the Retention List at any time after the Purchaser’s Condition Date. Such offers shall be made by the Purchaser on no less favourable terms in the aggregate as employment with the Vendor, including the assumption by the Purchaser of the employee’s years of service. All costs associated with terminating Property Employees who are not hired by the Purchaser as of Closing shall be passed through to the tenants as Rechargeable Sums if permitted to do so under the respective Leases and to the extent such costs are not Rechargeable Sums, they shall be paid by the Vendor. To the extent that termination costs are paid prior to Closing by the Vendor and are Rechargeable Sums to the Tenants, they shall be reimbursed to the Vendor as a credit to the Vendor on the Statement of Adjustments provided such termination costs are reasonable given any legal requirements with respect to the termination of employees terminated in Ontario. The Purchaser shall provide to the Vendor not later than three (3) Business Days prior to the Closing Date, a copy of a signed agreement with each Property Employee on the Retention List who has accepted the Purchaser’s offer of employment, and which the Vendor agrees to maintain as confidential information in compliance with all applicable federal and provincial legislation. The Purchaser shall indemnify and save harmless the Vendor from any Claims associated with the termination of any Property Employees except claims which arise from the Vendor’s wrongful acts or omissions. For greater clarity, it is understood that an alleged failure to provide sufficient notice or pay in lieu of notice to an employee is not a “wrongful act or omission” for the purposes of this Section. The provisions of this paragraph shall not be subject to limitations and thresholds as set out in Sections 6.3(b)(ii) or 8.24(b)(ii).
7.9	Expropriation
If a notice is received prior to Closing advising of a pending expropriation of all or part of the Property, then:
(a)	if the value of the property being expropriated is, in the opinion of an independent appraiser satisfactory to the Vendor and the Purchaser, each acting reasonably, given within 10 days of the occurrence of such notice (the “Expert Opinion”) in excess of Ten Million Dollars ($10,000,000.00), or if Tenants that, in the aggregate, lease more than 5% of the square footage of the Buildings would have the right to terminate their Leases as a result of such expropriation as determined by the Vendor and Purchaser each acting reasonably (the “Tenant Termination Threshold”), (such potential expropriation being referred to herein as “Substantial Expropriation”), then the Purchaser may, by written notice given to the Vendor within ten (10) Business Days after its receipt of the Expert Opinion or a determination that the Tenant Termination Threshold would be exceeded, elect to terminate this Agreement and the parties shall be released from all obligations under this Agreement (except those which are expressly stated to survive termination of this Agreement). The Deposit and all interest earned thereon shall be returned to the Purchaser; or
(b)	if the pending expropriation is not a Substantial Expropriation or does not exceed the Tenant Termination Threshold, or is a Substantial Expropriation or exceeds the Tenant Termination Threshold but the Purchaser has not elected to exercise its termination right pursuant to Subsection 7.2(a), then neither party shall have any right to terminate this Agreement by virtue thereof, and the parties shall complete the Transaction without further delay or extension of the Closing Date, at the Purchase Price, and the Purchaser shall take title subject to such expropriation proceedings. Any representations as to expropriation shall be deemed to have been modified upon the receipt and disclosure of an expropriation notice on the terms set out herein. The Vendor shall not be entitled to any of the proceeds thereof upon an election by the Purchaser to close.
If the expropriation notice occurs at such time that there is insufficient time for the Vendor or the Purchaser to make its election hereunder, the Closing Date shall be postponed to a date which is five (5) Business Days after the earlier of the date such election is made or the period for making such election has expired. This Section 7.9 shall survive the Closing.

ARTICLE 8
GENERAL
8.1	Interpretation
Unless the context otherwise requires (i) “or” is not exclusive; (ii) “this Agreement”, “hereof”, “herein”, “hereto” and similar expressions mean this Agreement together with all schedules to this agreement and all amendments and supplements that may be made to this Agreement from time to time in writing; (iii) references to Articles, sections, subsections and schedules are references to Articles, sections, subsections and schedules of this Agreement; and (iv) wherever any provision of any schedule to this Agreement conflicts with the body of this Agreement, the body of this Agreement shall prevail.
8.2	Schedules
The following schedules attached to and incorporated into this Agreement by reference shall form part of this Agreement:
SCHEDULE A – Lands
SCHEDULE B - Purchaser’s Declaration and Indemnity Re: Goods and Services Tax
SCHEDULE C - Form of Tenant Estoppel
SCHEDULE D - Form of Certificate re: Leases
SCHEDULE E - Form of Waiver Notice
SCHEDULE F- Permitted Encumbrances
SCHEDULE G - Rent Subsidy Schedule
8.3	Gender and Number
Words importing the singular include the plural and vice versa. Words importing gender include all genders.
8.4	Captions
The caption, headings and table of contents contained herein are for reference only and in no way affect this Agreement or its interpretation.
8.5	Obligations as Covenants
Each agreement and obligation of any of the parties hereto in this Agreement, even though not expressed as a covenant, is considered for all purposes to be a covenant.
8.6	Applicable Law
This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable thereto and shall be treated in all respects as an Ontario contract.

8.7	Currency
All references to currency in this Agreement shall be deemed to be references to Canadian dollars.
8.8	Invalidity
If any immaterial covenant, obligation, agreement or part thereof or the application thereof to any Person or circumstance, to any extent, shall be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement or part thereof to any Person, party or circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby. Each covenant, obligation and agreement in this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.
8.9	Amendment of Agreement
No supplement, modification, waiver or termination (other than an automatic termination pursuant to the terms of this Agreement) of this Agreement shall be binding unless executed in writing by the parties hereto in the same manner as the execution of this Agreement.
8.10	Time
Time shall be of the essence of this Agreement. If anything herein is to be done on a day which is not a Business Day, the same shall be done on the next succeeding Business Day. Unless otherwise provided hereto, all references to time shall mean Toronto, Ontario time. Where in this Agreement a number of days is prescribed, the number shall be computed by excluding the first day and including the last day.
8.11	Further Assurances
Each of the parties hereto shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.
8.12	Entire Agreement
This Agreement and any agreements, instruments and other documents herein contemplated to be entered into between, by or including the parties hereto constitute the entire agreement between the parties hereto pertaining to the Transaction provided for herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto, excluding the Confidentiality Agreement which shall continue in full force and effect, and there are no other warranties or representations and no other agreements between the parties hereto in connection with the Transaction provided for herein except as specifically set forth in this Agreement or the Schedules attached hereto.

8.13	Waiver
No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.
8.14	Solicitors as Agents and Tender
Any notice, approval, waiver, agreement, instrument, document or communication permitted, required or contemplated in this Agreement may be given or delivered and accepted or received by the Purchaser’s Solicitors on behalf of the Purchaser and by the Vendor’s Solicitors on behalf of the Vendor and any tender of Closing Documents and the Balance may be made upon the Vendor’s Solicitors and the Purchaser’s Solicitors, as the case may be.
8.15	Survival
Except as otherwise expressly provided in this Agreement, no representations, warranties, covenants or agreements of the Vendor and Purchaser in this Agreement shall survive the Closing.
8.16	Successors and Assigns
All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and their permitted assigns pursuant to the terms and conditions of this Agreement.
8.17	Assignment
The Purchaser shall not assign its rights and/ or obligations hereunder without the prior written consent of the Vendor, which consent may be withheld by the Vendor in its sole and absolute discretion, provided that the Purchaser shall be entitled, by prior written notice given to the Vendor on or before the Purchaser’s Condition Date, to assign this Agreement to a Person which is an affiliate of the Purchaser (within the meaning of the Ontario Business Corporations Act) (a “Designee”) provided that: (A) such assignment shall not release the Purchaser from its obligations and liabilities under this Agreement until immediately after Closing, at which time Purchaser shall automatically be released from all obligations under this Agreement and shall have no liability under any documents to be delivered pursuant to this Agreement or any liabilities incurred in connection with this Agreement, such documents or the Transaction, (B) prior to such assignment taking effect, the Purchaser and the Designee shall enter into an agreement (the “Assumption Agreement”) with the Vendor which is satisfactory to the Vendor, acting reasonably, pursuant to which the Purchaser and the Designee agree to be jointly and severally liable for the obligations and liabilities of the Purchaser under this Agreement except as set forth above, and (C) such assignment shall not be permitted if it will adversely affect the satisfaction of any conditions of this Agreement or the timing of the receipt of Competition Act approval or any approvals required under the Investment Canada Act in the opinion of the

Vendor or the Vendor’s Solicitors. The Vendor shall not assign its rights and/ or obligations under this Agreement without the prior written consent of the Purchaser.
8.18	Real Estate Commissions
The Vendor shall pay the commission or fee payable to the Vendor’s Real Estate Broker, which the Vendor represents and warrants are the only real estate agents, brokers or sales people that the Vendor has used in connection with the Transaction and the Vendor shall indemnify the Purchaser in respect of any such commission or fee. The Purchaser represents and warrants to the Vendor that the Purchaser has not used the services of any real estate agent or broker in connection with the purchase and sale of the Subject Assets contemplated hereby. This Section 8.18 shall survive the Closing.
8.19	Notice
Any notice, demand, approval, consent, information, agreement, offer, payment, request or other communication (hereinafter referred to as a “Notice”) to be given under or in connection with this Agreement shall be in writing and shall be given by personal delivery, addressed or sent as set out below or to such other address as may from time to time be the subject of a Notice:

(a)	Vendor:	c/o Brookfield Properties Management Corporation
BCE Place, 181 Bay Street
Suite 330, P.O. Box 770
Toronto, ON M5J 2T3

Attention: Mr. Jan Sucharda
Facsimile: 416-359-9813

With a copy to:

The Ellman Companies
Suite 250, 4040 East Camelback Road
Phoenix, AZ 85018 U.S.A.

Attention: Mr. Robert Coulter
Facsimile: (602) 840-8101

With a copy to:

Aird & Berlis LLP
BCE Place, 181 Bay Street
Ste 1800, Box 754
Toronto, Ontario M5J 2T9

Attention: Michael Brooks
Facsimile: 416-863-1515

Purchaser:	Hines REIT Properties, L.P.
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118

Attention: Charles N. Hazen
Phone: (713) 966-7602
Facsimile: (713) 966-7851

Hines REIT Properties, L.P.
c/o Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118

Attention: Jason P. Maxwell, Esq.
Phone: (713) 966-7638
Facsimile: (713) 966-2705

with a copy to:

Baker Botts LLP
2001 Ross Avenue
Dallas, Texas 75201-2980

Attention: Jonathan W. Dunlay Facsimile: (214) 661-4711
Any Notice, personally delivered, shall be deemed to have been validly and effectively given and received on the date of such delivery unless delivered after 5:00 p.m.(Toronto, Ontario time) or on a Non-Business Day, in which case it shall be deemed to have been effectively given on the Business Day next following the day it was sent.
8.20	Effect of Termination of Agreement
Notwithstanding the termination of this Agreement for any reason, the following provisions shall survive and shall remain in full force and effect: (i) the confidentiality provisions contained in the Confidentiality Agreement and Section 2.6 including, without limitation, the Purchaser’s obligations to return documents to the Vendor (ii) Subsection 2.4(b); (iii) this Section 8.20 and (iv) such other provisions (such as those in Section 3.1 relating to return of the Deposit following termination) the survival of which following termination are necessary to give practical effect thereto. For greater certainty, it is confirmed that termination of this Agreement does not, for the purposes of this Section 8.20, include the Closing of this Agreement and that Section 8.15 governs the survival of provisions of this Agreement after the Closing.

8.21	No Registration of Agreement
The Purchaser shall not register this Agreement or any notice of this Agreement on title to the Lands.
8.22	Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original and which, taken together, shall constitute one and the same instrument. This Agreement may be delivered by facsimile or electronic transmission and the parties adopt any signature received by a receiving fax machine or in electronic form as original signatures of the parties. In the case of facsimile transmission or electronic transmission, the transmitting party shall forthwith deliver an originally executed copy of this Agreement to the other parties.
8.23	Planning Act
This Agreement shall only be effective to create an interest in the Property if the subdivision control provisions of the Planning Act (Ontario), as amended, are complied with on or before Closing.
8.24	Remedies
(a)	Vendor’s Remedies.
(i)	If Purchaser fails, other than by virtue of the Vendor’s breach under this Agreement, to complete the purchase of the Subject Assets in accordance with the terms hereof other than for a permitted termination hereunder, Vendor may terminate this Agreement and retain the Deposit and all interest thereon as Vendor’s sole remedy and as agreed liquidated damages for such breach, in which event this Agreement will be of no further force or effect, except for those provisions hereof that expressly survive a termination of this Agreement;

(ii)	Notwithstanding any provision to the contrary, the Vendor’s rights and remedies shall not be limited by the limitation on the Vendor’s rights described in subparagraph 8.24(a)(i) above in respect of any other default of the Purchaser other than in the circumstances of the Purchaser’s failure to close the Transaction.
(b)	Purchaser’s Remedies.
(i)	Pre-Closing: If Vendor fails to complete the sale of the Subject Assets in accordance with the terms hereof due to Vendor’s failure to fulfill one or more of its obligations under this Agreement, Purchaser may, as its sole remedies (and only to the extent available at law), either (a) terminate this Agreement and receive a return of the Deposit and all interest thereon immediately after termination, in which event this Agreement will be of no further force or effect and the Vendor and the Purchaser will be released from any liabilities arising in connection with the Transaction except for those provisions hereof that expressly survive any termination of this Agreement, or (b) seek specific performance of this Agreement without an abatement and waiving the right to subsequently claim damages in respect thereof other than such damages or rights as may be otherwise available to the Purchaser pursuant to the provisions of subparagraph 8.24(b)(ii) below.

(ii)	Post-Closing: If the Purchaser closes this Transaction and a representation, warranty, or certification given or remade as of Closing is breached or found to be incorrect as the case may be, Purchaser may claim during the Survival Period, as its sole remedy, liquidated damages (excluding special, consequential, aggravated, punitive, and indirect damages) equal to the lesser of: (a) the amount of the actual damages sustained by the Purchaser; and (b) Ten Million $10,000,000.00 Dollars, but subject in both cases (a) and (b) to the limitation set out in Section 6.3(b)(ii). The limitations of liability set out herein in this subparagraph 8.24(b)(ii) shall not apply, in the following cases:
(A)	Vendor’s fraud;

(B)	Vendor’s obligation under Section 3.3 of the Agreement;

(C)	Vendor’s obligation under Sections 6.5 or 7.8 of the Agreement;

(D)	A Third Party Claim under Section 6.6 if the Claim upon which the Third Party Claim is based would have survived against the Responding Party pursuant to the provisions of this Agreement if brought against it directly by the Claiming Party and would not have been subject to the $10,000,000 limit prescribed in Subparagraph 8.24(b) (ii);

(E)	the covenants and indemnities contained in the Assignment and Assumption of Leases and the Assignment and Assumption of Contracts;
The Purchaser shall not be entitled to make any Claim in respect of a breach of a representation, warranty or indemnity from the Vendor that it knew was false or untrue as of the Closing Date unless the Purchaser was required to close pursuant to the provisions of Section 6.3(c).
(c)	Calculation of Liquidated Damage. In providing for the liquidated damages above, Purchaser and Vendor have carefully considered and agreed that the amounts agreed upon above are reasonable in light of the anticipated or actual harm caused by the breaches described above, the difficulties of proof of loss and the inconvenience or infeasibility of otherwise obtaining an adequate remedy.
(d)	Waiver of Damages. Vendor and Purchaser waive all other rights and remedies in the circumstances stated above, except as set forth in this Section 8.24.

IN WITNESS WHEREOF the parties hereto have executed this Agreement by their properly authorized officers in that behalf as of the day and year first above written.

THE ATRIUM ON BAY INC.

By:

Name:
Title:

By:	/s/ Robert Coulter

Name:	Robert Coulter
Title:	Secretary

I/We have authority to bind the Corporation.
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HINES REIT PROPERTIES, L.P., a Delaware
limited partnership

By Hines Real Estate Investment Trust, Inc., a
Maryland corporation, its general partner

By:	/s/ Frank R. Apollo

Name:	Frank R. Apollo
Title:	Chief Accounting Officer, Treasurer and Secretary

We have authority to bind the Corporation.